Exhibit 4.1

Execution Version

CREDIT AGREEMENT

Dated as of May 22, 2024

among

VIEW TOPCO, LLC,

as Holdings,

VIEW OPERATIONS, LLC,

as the Borrower,

THE LENDERS PARTY HERETO,

and

CANTOR FITZGERALD SECURITIES,

as Administrative Agent and Collateral Agent

FOR U.S. FEDERAL INCOME TAX PURPOSES, THE LOANS UNDER THIS AGREEMENT HAVE BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE BORROWER WILL PROMPTLY MAKE AVAILABLE TO LENDER THE FOLLOWING INFORMATION WITH RESPECT TO ANY LOAN HEREUNDER: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE LOANS AND (3) THE YIELD TO MATURITY OF THE LOANS. LENDER SHOULD CONTACT THE LEGAL DEPARTMENT OF THE BORROWER AT (408) 263-9200.

Section 9.17	USA PATRIOT Act	92
Section 9.18	Disclosure of Agent Conflicts	92
Section 9.19	Appointment for Perfection	92
Section 9.20	Interest Rate Limitation	92
Section 9.21	[Reserved]	93
Section 9.22	Conflicts	93
Section 9.23	Release of Guarantors	93

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 5.07(c)	–	Deposit Accounts
Schedule 9.01	–	Notice Information

EXHIBITS:

Exhibit A	–	Form of Borrowing Request
Exhibit B	–	[Reserved]
Exhibit C	–	Form of Interest Election Request
Exhibit D	–	Form of Promissory Note
Exhibit E-1 – E-4	–	Forms of U.S. Tax Compliance Certificates
Exhibit F		Form of Prepayment Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of May 22, 2024 (this “Agreement”), is by and among View TopCo, LLC, a Delaware limited liability company (“Holdings”), View Operations, LLC, a Delaware limited liability company (the “Borrower”), the Term Lenders from time to time party hereto, Cantor Fitzgerald Securities, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, collectively, the “Agents”) for the Term Lenders.

RECITALS

WHEREAS, View, Inc. (“View”) was incorporated as a Delaware corporation pursuant to and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) on September 17, 2019, under the name “CF Finance Acquisition Corp. II” and changed its name to “View, Inc.” on March 8, 2021, by the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with Sections 228, 242 and 245 of the DGCL;

WHEREAS, pursuant to the Borrower’s Joint Prepackaged Chapter 11 Plan of Reorganization of View and its Debtor Affiliates Docket No. 15 (such plan, as may be amended, supplemented or otherwise modified from time to time, the “Prepackaged Plan”), which was confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on May 20, 2024 (the “Order”), Holdings was formed as a Delaware limited liability company by filing a Certificate of Formation with the Secretary of State of the State of Delaware on May 17, 2024 and entering into the Original LLC Agreement (as defined in the Holdings LLCA);

WHEREAS, pursuant to the Order and as set forth in the Prepackaged Plan, among other things, (a) all of View’s Equity Securities (as defined in the Holdings LLCA) authorized, issued or outstanding prior to the Effective Date (as defined in the Prepackaged Plan) were cancelled, released and extinguished, (b) newly issued shares of common stock of View were distributed pursuant to the Prepackaged Plan, (c) the persons who received common stock of View pursuant to the Prepackaged Plan contributed 100% of such common stock to Holdings in exchange for Class A Common Units (as defined in the Holdings LLCA) in the amounts as set forth on Schedule A to the Holdings LLCA, (d) View converted to a limited liability company that is wholly owned by Holdings and became disregarded as an entity separate from Holdings for U.S. federal income tax purposes and (e) it is intended that Holdings will be treated as a continuation of View pursuant to a reorganization under Section 368(a)(1)(F) of the Code;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Term Lenders extend credit under this Agreement consisting of (a) the Initial Term Loans to be funded on the Closing Date in an aggregate principal amount equal to $17,500,000, (b) the Tranche B Delayed Draw Term Loan Commitments in an aggregate principal amount equal to $7,500,000 and (c) the Tranche C Delayed Draw Term Loan Commitments in an aggregate principal amount equal to $25,000,000; and

WHEREAS, the Term Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Agreement” has the meaning assigned to such term in Section 8.01(t).

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, that Person. None of the Administrative Agent, any Term Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any subsidiary thereof. With respect to any Term Lender, for the avoidance of doubt, Affiliate shall include any limited partners of, or investors in, such Lender.

“Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and among, inter alios, the Borrower and the Administrative Agent, as amended.

“Agents” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Alternate Base Rate” means, as of any date of determination, a rate of interest per annum determined by the Administrative Agent (in consultation with the Required Lenders).

“Anti-Money Laundering Laws” means any and all laws, rules or regulations of any jurisdiction relating to money laundering or terrorism financing applicable to the Borrower or any Subsidiary by virtue of such Person being organized or operating in such jurisdiction, including but not limited to (a) 18 U.S.C. §§ 1956 and 1957 and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the USA PATRIOT Act and its implementing regulations.

“Applicable Percentage” means, (a) with respect to any Term Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans and unused Commitments of such Lender and the denominator of which is aggregate outstanding principal amount of the Loans and unused Commitments of all Lenders and (b) with respect to any Term Lender of a particular Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans of such Class and unused Commitments of such Class of such Term Lender and the denominator of which is the aggregate outstanding principal amount of the Loans of such Class and unused Commitments of such Class of all Term Lenders of such Class.

“Applicable Rate” means (a) in respect of any period for which interest on all Loans is timely paid in cash (and not as PIK Interest) in full on the applicable Interest Payment Date 7.50% per annum, and (b) in respect of any period with respect to which the Borrower has made an election to pay interest as PIK Interest, pursuant to Section 2.10(c), 14.00% per annum.

“Approved Fund” means, with respect to any Term Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Available Incremental Amount” means an aggregate principal amount of up to $15,000,000, which amount shall be reduced by the aggregate principal amount of Incremental Loans and Incremental Equivalent Debt previously incurred.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Court” has the meaning assigned to such term in the preamble to this Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means any Loans made or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit A or such other form that is reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City (New York, U.S.).

“Cantor Representative” means, initially, Cantor Fitzgerald Securities, in its capacity as a Term Lender hereunder; provided that if Cantor Fitzgerald Securities transfers all of its Loans to any of its Affiliates, then such Affiliate shall automatically be deemed the successor to Cantor Fitzgerald Securities in its capacity as a Term Lender hereunder.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Change in Law” means

(a) the adoption of any law, treaty, rule or regulation after the Closing Date;

(b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date; or

(c) compliance by any Term Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date).

For purposes of this definition, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” has the meaning assigned to such term in the Holdings LLCA.

“Chapter 11 Cases” means those certain voluntary proceedings brought before the Bankruptcy Court by the Borrower in connection with the Prepackaged Plan.

“Charged Amounts” has the meaning assigned to such term in Section 9.20.

“Class” refers, when used in reference to (a) any Loan or Borrowing, to whether such Loan or the Loans comprising such Borrowing, have identical terms and conditions, which may include Initial Term Loans, Delayed Draw Term Loans or Incremental Loans, (b) any Commitment, to whether such Commitment is a Commitment in respect of a separate Class of Loans and (c) any Term Lender, whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Refinancing” means the repayment in full in cash of all outstanding obligations under the DIP Facility.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of any Loan Party subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral and Guarantee Requirements” means, at any time, subject to (a) the applicable limitations set forth in this Agreement and/or any other Loan Document, (b) the time periods (and extensions thereof) set forth in Section 5.07 and/or Section 5.08, as applicable, and (c) the requirement that the Collateral Agent shall have received in the case of any Subsidiary that is acquired, formed or incorporated after the Closing Date the following:

(a) a joinder to the Loan Guarantee in substantially the form attached as an exhibit thereto;

(b) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto;

(c) if the respective Subsidiary owns registrations of or applications for IP Rights that constitute Collateral, one or more Intellectual Property Security Agreements;

(d) UCC financing statements in appropriate form for filing in such jurisdictions as the Collateral Agent may reasonably request (at the direction of the Cantor Representative, or, if the Cantor Representative is no longer a Lender, the Required Lenders);

(e) the filing of appropriate Intellectual Property Security Agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;

(f) each item of Collateral that such Subsidiary is required to deliver under Section 4.02 of the Security Agreement, if applicable (which, for the avoidance of doubt, shall be delivered within the applicable time period set forth in Section 5.08(a));

(g) with respect to any Material Real Estate Asset, evidence of the satisfaction of the Real Estate Collateral Requirements; and

(h) with respect to any Deposit Account of a Loan Party (other than Holdings) that is not an Excluded Account, a Control Agreement.

Notwithstanding anything to the contrary contained herein or any other Loan Document, no actions in any non-U.S. jurisdiction or required by the law of any non-U.S. jurisdiction shall be required in order to create a security interest in any assets or to perfect or make enforceable such security interest (including property registered or applied-for in any non-U.S. jurisdiction) it being understood that there shall be no security agreement or pledge agreement governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction.

“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Mortgage (if any) and/or each Leasehold Mortgage (if any), (c) each Intellectual Property Security Agreement, (d) any supplement to any of the foregoing delivered pursuant to the Collateral and Guarantee Requirements and (e) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Obligations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Incremental Term Loan Commitment and/or Incremental Revolving Credit Commitment in effect as of such time.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to Collateral consisting of any Deposit Account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party (other than Holdings) maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Term Lender that has:

(a) defaulted in (or is otherwise unable to perform) its obligations under this Agreement, including, without limitation, to make a Loan within two Business Days of the date required to be made by it hereunder unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied;

(b) notified the Administrative Agent or the Borrower in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied);

(c) failed, within two Business Days after the request of the Administrative Agent or the Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent;

(d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority; or

(e) become the subject of (i) a bankruptcy or insolvency proceeding or (ii) has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Term Lender subject to this clause (e), the Borrower and the Administrative Agent (upon written instruction from the Required Lenders) have each determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to the Borrower and, subject to the review and approval of the Required Lenders, the Administrative Agent), to continue to perform its obligations as a Term Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Delayed Draw Funding Date” means any Tranche B Delayed Draw Funding Date or any Tranche C Delayed Draw Funding Date, as applicable.

“Delayed Draw Term Lender” means any Term Lender with a Delayed Draw Term Loan Commitment or any outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” means any Tranche B Delayed Draw Term Loan or any Tranche C Delayed Draw Term Loan, as applicable.

“Delayed Draw Term Loan Commitment” means, with respect to each Delayed Draw Term Lender, such Delayed Draw Term Lender’s Tranche B Delayed Draw Term Loan Commitment and/or Tranche C Delayed Draw Term Loan Commitment in effect as of such time.

“Delayed Draw Term Loan Termination Date” means either the Tranche B Delayed Draw Term Loan Termination Date or the Tranche C Delayed Draw Term Loan Termination Date, as applicable.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Borrower or its Subsidiaries shall constitute a Derivative Transaction.

“DIP Facility” means the senior secured debtor in possession financing facility of the Borrower, in the aggregate principal amount of $17,500,000, entered into on the terms and conditions set forth in the DIP Facility Documents.

“DIP Facility Documents” means the documents governing the DIP Facility that are entered into in accordance with the DIP Facility Term Sheet (as defined in the Restructuring Support Agreement), and the DIP Orders, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

“DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

“Disposition” means the sale, lease, license, sublease or other disposition of any property of any Person.

“Dollars” or “$” refers to lawful money of the U.S.

“Eligible Assignee” means (a) any Term Lender and (b) any other Person approved by the Required Lenders; provided that in any event, “Eligible Assignee” shall not include (i) any natural person or (ii) Holdings, the Borrower or any of their respective Subsidiaries; provided further, that any Eligible Assignee with respect to Delayed Draw Term Loans other than the Cantor Representative or the RXR Representative shall be subject to the Cantor Representative’s consent, which consent may be reasonably withheld; provided that in any case the following shall not be Eligible Assignees: (x) any Person that the Cantor Representative determines (in its sole discretion) is not a sufficiently creditworthy entity, (y) any Person that is a competitor of any Cantor Representative and in the same or a similar line of business as any Cantor Representative and (z) any “vulture fund” or Person that purchases distressed debt in the ordinary course of its business.

“Environment” means ambient air, indoor and outdoor air, surface water, groundwater, drinking water, soil, land surface and subsurface strata, natural resources, wetlands, flora and fauna.

“Environmental Laws” means any and all applicable current foreign or domestic, federal, state, provincial, territorial (or any subdivision of any of them) laws, statutes, ordinances, orders, legally binding rules, regulations, judgments, Governmental Authorizations, or any other applicable legally binding requirements of or agreements with Governmental Authorities and the common law relating to (a) protection of the Environment or human health and safety (to the extent relating to the exposure to Hazardous Materials), or (b) the generation, management, use, storage, transportation or disposal of or exposure to Hazardous Materials or any other Hazardous Materials Activity.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) any Environmental Law, (b) the generation, management, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or any other Hazardous Materials Activity, (c) exposure of any person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, written agreement or other consensual binding arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Accounts” means each account of the Borrower or any U.S. Subsidiary thereof (A) that is comprised of (x) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, and (y) funds specifically and exclusively used or to be used to pay Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) or (B) in which the daily average balance across all such accounts not subject to Control Agreements at no time exceeds $25,000 individually and $100,000 in the aggregate.

“Excluded Assets” means, as of any date of determination, each of the following (as may be supplemented with the consent of the Required Lenders)):

(a) any asset in which the granting or perfection of a security interest would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than assets subject to Finance Leases and purchase money financings), (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of Finance Leases and purchase money financings) or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision (to the extent such contract is binding on such asset at the time of its acquisition and not incurred in contemplation thereof) (in the case of clauses (i) and (ii) above and this clause (iii), after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law); it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right;

(b) any “intent-to-use” Trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or similar notice and/or filing with respect thereto, to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein would impair the validity or enforceability, or result in the voiding, of such intent-to-use Trademark application or any registration issuing therefrom under applicable Requirements of Law;

(c) any asset in which the granting or perfection of a security interest in which would (i) require any governmental or regulatory consent, approval, license or authorization that has not been obtained, (ii) be prohibited by applicable Requirements of Law (including, without limitation, rules and regulations of any Governmental Authority or agency), except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable Requirement of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (c) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition or (iii) result in a material adverse tax consequences to the Borrower, any Subsidiary and/or the Borrower’s direct or indirect owners, as reasonably determined in good faith by the Borrower and the Administrative Agent (at the direction of the Cantor Representative, or, if the Cantor Representative is no longer a Lender, the Required Lenders);

(d) any lease, license or agreement or other asset subject to a purchase money security interest, Finance Lease or similar arrangement that is, in each case, permitted by this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Finance Lease or similar arrangement or create or trigger a right of termination in favor of any other party thereto (other than the Borrower and its Subsidiaries) after giving effect to the applicable anti-

assignment provisions of the UCC or any other applicable Requirement of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (d) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation;

(e) if applicable in any jurisdiction, Commercial Tort Claims where the amount of damages to be recovered (as reasonably estimated by the Borrower) is less than $50,000 except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement (or other similar filing);

(f) each account of the Borrower or any U.S. Subsidiary that constitutes an Excluded Account if and for so long as the accounts described therein are used solely for the purposes described in the definition of “Excluded Accounts”; and

(g) any asset with respect to which the Collateral Agent (at the direction of the Cantor Representative, or, if the Cantor Representative is no longer a Lender, the Required Lenders) and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby;

provided that if any of the foregoing shall cease to be an Excluded Asset, a security interest shall attach to such asset, in accordance with the terms of the Loan Documents, immediately at such time as such prohibition ceases to be in effect.

Notwithstanding anything to the contrary contained herein, Excluded Assets shall not include the assets constituting the MDA Collateral.

“Excluded Subsidiary” means (a) any Non-U.S. Subsidiary of Holdings that both (i) as of the last day of the most recently ended Test Period, had (A) revenues for such Test Period and (B) total assets on such date, in each case in an amount that is less than 1.00% of the consolidated revenues and total assets, respectively, of Holdings and its Subsidiaries for such Test Period or on such date; provided that all such Non-U.S. Subsidiaries of Holdings, taken together, as of the last day of the most recently ended Test Period, shall have had revenues for such Test Period and total assets on such date in an amount that is less than 3.00% of the combined revenues or total assets, respectively, of Holdings and its Subsidiaries for such Test Period or on such date, as applicable and (ii) does not own any IP Rights material to the operation of Holdings and its Subsidiaries, taken as a whole, and (b) any non-Wholly Owned Subsidiary of Holdings. As of the Closing Date, each Non-U.S. Subsidiary of the Borrower is an Excluded Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Term Lender or any other recipient (in each case, a “Recipient”), any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, or branch profits Taxes imposed under Section 884(a) of the Code, in each case, (i) imposed as a result of such Recipient being organized or having its principal office located in or, in the case of any Term Lender, having its applicable lending office located in, the taxing jurisdiction (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in case of a Term Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that the relevant Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party (other than Holdings) with respect to such withholding tax pursuant to Section 2.13, (c) any tax imposed as a result of a failure or inability (except to the extent such inability is due to a Change in Law) by such Recipient to comply with Section 2.13(f) and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.11(c).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Final DIP Order” means any order approving the DIP Facility and related relief on a final basis.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a finance lease on the balance sheet of that Person.

“Fiscal Quarter” means each period of three months ending on March 31, June 30, September 30 and December 31 of each year.

“Flood Hazard Property” means any parcel of any Material Real Estate Asset located in the U.S. that is (or required to be) subject to a Mortgage that has Improvements (as defined in the Flood Insurance Laws) in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Foreign Lender” means any Term Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles in the U.S. (or such other jurisdiction of organization of such Loan Party) in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any material, substance, waste or chemical, including any constituent thereof, which is classified, defined, regulated or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory effect pursuant to any Environmental Laws due to its dangerous or deleterious properties or characteristics.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Material that is regulated, prohibited or restricted under any Environmental Laws, including the use, manufacture, possession, storage, Release, threatened Release, discharge, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between the Borrower or any Subsidiary and any other Person.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Holdings LLCA” means the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of 22, 2024 (as further amended, restated, supplemented or otherwise modified from time to time).

“Incremental Amendment” means an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Incremental Lender providing an Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, on such Incremental Loan Closing Date agreeing to provide an Incremental Term Loan Commitment or Incremental Revolving Credit Commitment, as applicable, on such Incremental Loan Closing Date, and the Administrative Agent.

“Incremental Equivalent Debt” means one or more series of senior unsecured notes or loans, senior secured first lien or junior lien notes or loans, subordinated (secured or unsecured) notes or loans, or secured (first lien or junior lien) or unsecured mezzanine Indebtedness (or, in each case, commitments in respect thereof), in the case of securities, whether issued in a public offering, Rule 144A or other private placement or any bridge facility in lieu of the foregoing or otherwise, constituting senior or pari passu lien Indebtedness, Junior Lien Indebtedness or unsecured Indebtedness or Indebtedness not secured by the Collateral, which Indebtedness is issued or incurred by Borrower or any of its Subsidiaries in lieu of Incremental Revolving Credit Commitments, Incremental Term Loan Commitments and/or Incremental Term Loans pursuant to an indenture, loan agreement, credit agreement, note purchase agreement or otherwise; provided that (a) the aggregate principal amount of any Incremental Equivalent Debt incurred or issued pursuant to this Agreement (and commitments in respect thereof) shall not, together with the aggregate principal amount of any Incremental Revolving Credit Commitments, Incremental Term Loan Commitments and/or Incremental Term Loans incurred or issued substantially simultaneously with such Incremental Equivalent Debt, but excluding any PIK Interest on Incremental Loans or Incremental Equivalent Debt, exceed the Available Incremental Amount at the time of incurrence or issuance thereof, (b) the optional prepayment or redemption provisions and the interest rate (including margin and floors) applicable to any such Incremental Equivalent Debt will be determined by Holdings, the Borrower and the Persons providing such Incremental Equivalent Debt, (c) any Incremental Equivalent Debt (to the extent pari passu in right of payment with, and secured by all or a portion of the Collateral on a pari passu basis with, the Obligations) may provide for the ability to participate on a pro rata basis or less than pro rata basis in any mandatory repayments or prepayments of principal of Term Loans hereunder, and (d) the other terms and conditions of such Incremental Equivalent Debt shall be reasonable.

“Incremental Lender” means any Term Lender with an Incremental Revolving Credit Commitment, an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Loan” means any Incremental Term Loan Commitment or Incremental Revolving Credit Commitment provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Incremental Loan Closing Date” means the effective date of an Incremental Amendment or the funding date with respect to any Incremental Equivalent Debt.

“Incremental Revolving Commitment Tranche” has the meaning assigned to such term in Section 2.12(a).

“Incremental Revolving Credit Commitment” means any Incremental Revolving Commitment Tranche or Revolving Commitment Increase.

“Incremental Term Loan” means the Term Loans funded pursuant to Section 2.12.

“Incremental Term Loan Commitment” means, with respect to each Incremental Lender, the commitment of such Incremental Lender to make Incremental Term Loans hereunder.

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) that portion of obligations with respect to Finance Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, (ii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis), (iii) compensation for services and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than three months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the Guarantee by such Person of the Indebtedness of another; and

(h) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated Joint Venture in which such Person is a Joint Venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, except to the extent that pursuant to terms of such Indebtedness such Person is not liable therefor.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Guarantees (other than Guarantees of Indebtedness) incurred in the ordinary course of business or consistent with past practices;

(ii) prepaid or deferred revenue arising in the ordinary course of business;

(iii) in connection with the purchase by the Borrower or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Initial Term Lender” means any Term Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Initial Term Lender, the commitment of such Initial Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Initial Term Lender’s name on the Commitment Schedule, as the same may be reduced from time to time pursuant to Section 2.06. The aggregate amount of the Initial Term Lenders’ Initial Term Loan Commitments on the Closing Date is $17,500,000.

“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(a) and shall include any PIK Interest thereon.

“Intellectual Property Security Agreement” means any agreement, or a supplement thereto, executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Collateral Agent, for the benefit of the Secured Parties, in accordance with this Agreement and the Security Agreements, including any Intellectual Property Security Agreement substantially in the form of an exhibit thereto.

“Interest Election Request” means a request by the Borrower in the form of Exhibit C or another form reasonably acceptable to the Administrative Agent to continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided that if any Interest Period for a Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim DIP Order” means an order by the Bankruptcy Court approving the DIP Facility and related relief on an interim basis.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries of any Capital Stock of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person; and (c) any loan, advance or capital contribution by the Borrower or any of its Subsidiaries to any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment). In no event shall a guarantee of an operating lease of the Borrower or any Subsidiary be deemed to be an Investment.

“IP Rights” means all intellectual property rights, including any and all intellectual property or proprietary rights provided under (a) patent law, including design patent and industrial design law, (b) copyright law, (c) trademark law or (d) any other applicable statutory provision or common law principle, that provides a proprietary right in ideas, trade secrets, formulae, algorithms, concepts, inventions, know how, domain names, computer software, database or design, or the expression or use thereof.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Junior Lien Indebtedness” means any Indebtedness that is secured by a security interest in the Collateral (other than Indebtedness among the Borrower and/or its Subsidiaries) that is expressly junior or subordinated to the Lien securing the Obligations with respect to the Collateral.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Loan.

“Leasehold Mortgage” means any mortgage or deed of trust, in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Borrower grants to the Collateral Agent (on behalf of itself and the Term Lenders), a Lien upon the applicable Real Estate Asset leased by Borrower as security for the Obligations.

“Lenders” means the Initial Term Lenders, any Delayed Draw Term Lender, any Incremental Lender and any other Person that becomes a party hereto as a Term Lender.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge, collateral assignment (by way of security or otherwise), or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Finance Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Loan” means any Initial Term Loan, any Delayed Draw Term Loan and any Incremental Loan.

“Loan Documents” means this Agreement, any Promissory Note, the Loan Guarantee, the Collateral Documents and any other document or instrument designated by the Borrower and/or the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guarantee” means the Guarantee Agreement, dated as of the date hereof, executed by each Loan Party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.08.

“Loan Guarantor” means Holdings, any Subsidiary Guarantor and, as to the Obligations of each other Loan Guarantor, the Borrower.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Loan Parties and their Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Agents under the applicable Loan Documents or (c) the ability of any Loan Party to perform its obligations under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Real Estate Asset” means each “fee-owned” Real Estate Asset acquired after the Closing Date or any Real Estate Asset leased by any Loan Party or any of its Subsidiaries after the Closing Date that is located in the United States and, with respect to any such “fee-owned” Real Estate Asset, has a fair market value, as of the date of acquisition thereof, (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such fair market value) of $500,000 or more, and, with respect to any such leased Real Estate Asset, involves annual base rent payments, as of the date such lease is executed, in the amount of $100,000 or more.

“Maturity Date” means, with respect to the Initial Term Loans and the Delayed Draw Term Loans, the Term Loan Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.20.

“MDA Collateral” means assets and property constituting collateral under the MDA Security Agreement.

“MDA Security Agreement” means that certain Purchase Money Security Agreement, dated as of December 1, 2010 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), between the Borrower, as debtor, and the Mississippi Development Authority, acting for and on behalf of the State of Mississippi, as secured party.

“Member” has the meaning assigned to such term in the Holdings LLCA.

“Mortgage” means any mortgage (including any Leasehold Mortgage), deed of trust, deeds to secure debt or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Net Proceeds” means, with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“New Common Interests” has the meaning assigned to such term in the Restructuring Support Agreement.

“Non-U.S. Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower that is not a U.S. Subsidiary.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding) on the Loans at the applicable rate as specified herein or as allowed by applicable law, including at the default rate as applicable, (ii) all accrued and unpaid fees, premiums (including any Prepayment Premium) and (iii) all expenses (including fees, premiums (including any Prepayment Premium) and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding (or that would accrue but for the operation of applicable bankruptcy or insolvency laws), regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Term Lenders or to any Term Lender, the Agents or any indemnified party arising under the Loan Documents in respect of any Loan or otherwise, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” has the meaning assigned to such term in Section 3.11(a).

“Olive Branch Lease” means that certain Industrial Lease Agreement, dated July 30, 2010, by and between Industrial Developments International, Inc., and Soladigm, Inc., as amended by that certain First Amendment to Industrial Lease Agreement, dated September 10, 2015, by and between Industrial North American Properties XI, LLC (as successor-in-interest to Industrial Developments International, Inc.), and the Borrower (formerly known as Soladigm, Inc.), as further amended by that certain Second Amendment to Industrial Lease, dated March 1, 2018, by and between Industrial North American Properties XI, LLC and the Borrower.

“Olive Branch Leased Property” means that certain real property leased by Borrower pursuant to the Olive Branch Lease relating to the premises located at 12380 Kirk Road, Suite 100, Olive Branch, Mississippi 38654.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws; (b) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement; (c) with respect to any general partnership, its partnership agreement; (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement; and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or having sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation.

“Payment” has the meaning assigned to such term in Section 8.02(a).

“Payment Notice” has the meaning assigned to such term in Section 8.02(b).

“Perfection Requirements” means (a) the filing of appropriate financing statements with the applicable office of the Secretary of State or other appropriate office in the state of organization of each Loan Party; (b) the filing of appropriate Intellectual Property Security Agreements with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable; (c) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Collateral Agent for the benefit of the Secured Parties; (d) the delivery to the Collateral Agent of any stock certificate or promissory note together with instruments of transfer executed in blank, in each case, to the extent required by the applicable Loan Documents; and (e) the execution and delivery of Control Agreements with respect to certain Deposit Accounts to the extent required by Section 5.07(c).

“Person” means any individual, natural person, corporation, business trust, family trust, Joint Venture, association, company, partnership, limited liability company, unlimited liability company, Governmental Authority or any other entity.

“PIK Interest” has the meaning assigned to such term in Section 2.10(c).

“Prepackaged Plan” has the meaning assigned to such term in the preliminary statements hereto.

“Prepayment Notice” means a notice from the Borrower of any prepayment of any Borrowing of Loans pursuant to Section 2.08(a) substantially in the form attached hereto as Exhibit F or such other form that is reasonably acceptable to the Administrative Agent.

“Prepayment Premium” means, in respect of any Loans outstanding as of any date, an amount equal to the (a) for the period from the Closing Date through May 22, 2025, the product of (i) the principal amount of the Loans being prepaid on the date of the related Prepayment Premium Event pursuant to Section 2.09(c), multiplied by (ii) 2.00%, and (b) for the period after May 22, 2025 through May 22, 2026, the product of (i) the principal amount of the Loans being prepaid on the date of the related Prepayment Premium Event pursuant to Section 2.09(c), multiplied by (ii) 1.00%.

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Promissory Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit D, evidencing the aggregate outstanding principal amount of Loans of the Borrower to such Lender resulting from the Loans made by such Lender.

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvement and fixtures thereon).

“Real Estate Collateral Requirements” means, with respect to the Material Real Estate Assets, the Collateral Agent shall have received a Mortgage or Leasehold Mortgage, as applicable, in form and substance reasonably acceptable to the Collateral Agent and suitable for recording or filing (provided, however that, notwithstanding the generality of the foregoing or anything else in this Agreement or any other Loan Document to the contrary, with respect to any Leasehold Mortgage, the obligation to deliver such Leasehold Mortgage (and the other deliverables required herein) shall be subject to Borrower obtaining all necessary consents from the applicable landlord to grant such Leasehold Mortgage (and the Borrower will use commercially reasonable efforts to obtain such consent (or, solely with respect to the Olive Branch Leased Property, reasonable best efforts to obtain such consent)), together, with respect to each Mortgage or Leasehold Mortgage, as applicable, for any property located in the United States, the following documents: (a) a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (i) insuring the Lien of such Mortgage or Leasehold Mortgage, as applicable, as a valid first priority Lien, (ii) in an amount not to exceed the fair market value thereof (provided that, in no event, shall the amount of such title insurance exceed, in the aggregate with any other title insurance policy issued with respect to any Mortgage or Leasehold Mortgage, the aggregate amount of the Loans), (iii) issued by a nationally recognized title insurance company reasonably satisfactory to the Collateral Agent, and (iv) that includes such endorsements or affirmative insurance reasonably required by the Collateral Agent and available at a commercially reasonable price in the applicable jurisdiction, (b) with respect to any Mortgage or Leasehold Mortgage, as applicable, a survey, (c) an opinion of local counsel reasonably acceptable to the Collateral Agent, (d) no later than three (3) Business Days prior to the delivery of the Mortgage or the Leasehold Mortgage, as applicable, the following documents and instruments, in order to comply with the Flood Insurance Laws: (A) a completed standard flood hazard determination form and (B) for each Flood Hazard Property, (i) a signed notification to the Borrower and (ii) a copy of the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent in an amount required by Flood Insurance Laws, (e) any existing Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard and (f) such other instruments and documents as the Collateral Agent shall reasonably request (at the direction of the Cantor Representative, or, if the Cantor Representative is no longer a Lender, the Required Lenders).

“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, disposal, discharge, dumping or leaching into, onto or through the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Representative” has the meaning assigned to such term in Section 9.13(a).

“Required Incremental Lenders” means, with respect to an Incremental Loan, the Incremental Lenders having collective Applicable Percentages with respect to such Incremental Loan in excess of 50%.

“Required Lenders” means, at any time, (a) prior to the funding of any Tranche C Delayed Draw Term Loan, the Cantor Representative and the RXR Representative, and (b) after the funding of any Tranche C Delayed Draw Term Loan, (i) so long as the Cantor Representative’s Applicable Percentage in the aggregate is greater than 0% with respect to all Loans, the Cantor Representative, (ii) so long as the Applicable Percentage in the aggregate of the RXR Lenders is at least 25% with respect to all Loans, the RXR Representative, and (iii) if the Cantor Representative’s Applicable Percentage in the aggregate equals 0% with respect to all Loans and the Applicable Percentage in the aggregate of the RXR Lenders is less than 25% with respect to all Loans as of the Closing Date, Lenders having collective Applicable Percentages in the aggregate in excess of 50% with respect to all Loans.

“Required Tranche B Delayed Draw Term Lenders” means the Tranche B Delayed Draw Term Lenders having collective Applicable Percentages with respect to Tranche B Delayed Draw Term Loans and unused Tranche B Delayed Draw Term Loan Commitments in excess of 50%.

“Required Tranche C Delayed Draw Term Lenders” means the Tranche C Delayed Draw Term Lenders having collective Applicable Percentages with respect to Tranche C Delayed Draw Term Loans and unused Tranche C Delayed Draw Term Loan Commitments in excess of 50%.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of Holdings, except a dividend payable solely in shares of Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of Holdings and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of Holdings now or hereafter outstanding.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated April 2, 2024, by and among the Borrower, each of the Borrower’s Affiliates party thereto, and the other parties thereto.

“Revolving Commitment Increase” has the meaning ascribed to such term in Section 2.12(a).

“RXR Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

“RXR Representative” means initially RXR FP GP LLC, in its capacity as Lender hereunder; provided that if RXR FP GP LLC transfers all of its Loans to one or more of its Affiliates, then RXR FP GP LLC shall appoint one of its Affiliates that is then a Term Lender as a replacement RXR Representative. For the avoidance of doubt, there shall only be one (1) RXR Representative at any time.

“SAGE IP Rights” means the Settlement, Release, and Patent Cross-License Agreement, dated May 19, 2015, with SAGE Electronics, Inc., as amended, waived, supplemented or modified from time to time, any other dispute regarding any actual or alleged infringement, misappropriation or other violation of the IP Rights with SAGE Electronics, Inc. or any of its affiliates that may arise from time to time and any IP Rights associated therewith.

“Sanctions” has the meaning assigned to such term in Section 3.11(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Secured Parties” means (i) the Term Lenders, (ii) the Agents and (iii) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Settlement Agreement” means that certain Agreed Order No. 722422 between the Mississippi Commission on Environmental Quality and the Borrower, dated November 8, 2022.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, unlimited liability company, association, Joint Venture or other business entity of which more than 50% (or in the case of a Joint Venture, 50% or more) of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means (a) on the Closing Date, each Subsidiary of the Borrower (other than any Excluded Subsidiary) and (b) thereafter, each subsidiary of the Borrower that provides a Loan Guarantee pursuant to the terms of this Agreement, in each case, until such time as the relevant Subsidiary is released from its obligations in accordance with Section 9.23.

“Successor Administrative Agent” has the meaning assigned to such term in Section 2.13(f)(iii).

“Take-Private Transaction” means the transactions occurring in connection with the effectiveness of the Prepackaged Plan pursuant to which (a) the Borrower shall emerge from the Chapter 11 Cases as a private corporation as of the Closing Date, (b) the Borrower shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (c) the New Common Interests (including the Tranche C Commitment Equity) issued in connection therewith shall not be listed on a recognized U.S. or any foreign stock exchange.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means any Initial Term Lender, Delayed Draw Term Lender or Incremental Lender having an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Term Loan” means any Initial Term Loan, Delayed Draw Term Loan or Incremental Term Loan.

“Term Loan Maturity Date” means May 22, 2029.

“Term SOFR” means for any calculation with respect to a Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the Business Day that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any such Business Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in consultation with the Borrower and the Required Lenders).

“Term SOFR Rate” means, with respect to any Borrowing for any Interest Period, an interest rate per annum equal to the Term SOFR Reference Rate for such Interest Period. When used in reference to any Loan or Borrowing, “Term SOFR Rate” shall refer to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Term SOFR Rate as set forth in the preceding sentence.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Test Period” means, for any date of determination, the four (4) consecutive fiscal quarters of the Borrower most recently ended as of such date of determination.

“Threshold Amount” means an amount equal to $20,000,000.

“Trademark” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, together with the goodwill of the business connected with the use of, and symbolized by, each of the foregoing, and all rights corresponding thereto throughout the world.

“Tranche B Delayed Draw Availability Period” means, the period beginning on the first day following the Closing Date and ending on the Tranche B Delayed Draw Term Loan Termination Date.

“Tranche B Delayed Draw Funding Date” has the meaning assigned to such term in Section 2.01(b).

“Tranche B Delayed Draw Term Lender” means any Term Lender with a Tranche B Delayed Draw Term Loan Commitment or an outstanding Tranche B Delayed Draw Term Loan.

“Tranche B Delayed Draw Term Loan” means the Term Loans funded pursuant to Section 2.01(b) and shall include any PIK Interest thereon.

“Tranche B Delayed Draw Term Loan Commitment” means, with respect to each Tranche B Delayed Draw Term Lender, the commitment of such Tranche B Delayed Draw Term Lender to make Tranche B Delayed Draw Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Tranche B Delayed Draw Term Lender’s name on the Commitment Schedule, as the same may be reduced from time to time pursuant to Section 2.06. The aggregate amount of the Tranche B Delayed Draw Term Lenders’ Tranche B Delayed Draw Term Loan Commitments on the Closing Date is $7,500,000.

“Tranche B Delayed Draw Term Loan Termination Date” means the earliest of (a) the date of termination of the Tranche B Delayed Draw Term Loan Commitments pursuant to Section 2.06, (b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise), and (c) the date that is sixty (60) days prior to the Maturity Date.

“Tranche C Commitment Equity” means 35.80% of the New Common Interests issued on the Closing Date in a private placement pursuant to section 4(a)(2) of the Securities Act of 1933.

“Tranche C Delayed Draw Availability Period” means, the period beginning on the date that the Tranche B Delayed Draw Term Loan Commitments are terminated pursuant to Section 2.06 and ending on the Tranche C Delayed Draw Term Loan Termination Date.

“Tranche C Delayed Draw Funding Date” has the meaning assigned to such term in Section 2.01(c).

“Tranche C Delayed Draw Term Lender” means any Term Lender with a Tranche C Delayed Draw Term Loan Commitment or an outstanding Tranche C Delayed Draw Term Loan.

“Tranche C Delayed Draw Term Loan” means the Term Loans funded pursuant to Section 2.01(b) and shall include any PIK Interest thereon.

“Tranche C Delayed Draw Term Loan Commitment” means, with respect to each Tranche C Delayed Draw Term Lender, the commitment of such Tranche C Delayed Draw Term Lender to make Tranche C Delayed Draw Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Tranche C Delayed Draw Term Lender’s name on the Commitment Schedule, as the same may be reduced from time to time pursuant to Section 2.06. The aggregate amount of the Tranche C Delayed Draw Term Lenders’ Tranche C Delayed Draw Term Loan Commitments on the Closing Date is $25,000,000.

“Tranche C Delayed Draw Term Loan Termination Date” shall mean the earliest of (a) the date of termination of the Tranche C Delayed Draw Term Loan Commitments pursuant to Section 2.06, (b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise), and (c) the date that is sixty (60) days prior to the Maturity Date.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount and the Upfront Fee) payable or otherwise borne by the Loan Parties and/or their Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the consummation of the transaction under the Prepackaged Plan, (c) the consummation of the Take-Private Transaction, (d) the refinancing of the outstanding obligations under the DIP Facility and (e) the payment of the Transaction Costs.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.09(e).

“Upfront Fee” means a closing fee in an amount equal to 3.00% of the aggregate principal amount of the Initial Term Loan Commitments, the Tranche B Delayed Draw Term Loan Commitments and the Tranche C Delayed Draw Term Loan Commitments.

“U.S.” or “United States” means the United States of America.

“U.S. Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 [Reserved].

Section 1.03 Terms Generally.

(h) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein); (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law; (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns; (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof; (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document; (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”; and (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(i) In the event that the Holdings LLCA shall terminate prior to the Maturity Date, references and cross-references in this Agreement to the “Holdings LLCA” and any provisions thereof shall in each case be deemed to refer to versions of the Holdings LLCA that was in full force and effect immediately prior to its termination.

Section 1.04 Accounting Terms. All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions unless the context otherwise requires.

Section 1.06 Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Term Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.09 [Reserved].

Section 1.10 Certain Calculations. The principal amount of any non-interest-bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated as of such date and prepared in accordance with GAAP.

Section 1.11 Rates. The Administrative Agent does not warrant or accept responsibility for and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR or Term SOFR Rate. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Term SOFR Reference Rate, Term SOFR or Term SOFR Rate, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Term Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article 2

THE CREDITS

Section 2.01 Commitments.

(a) Initial Term Loans. Subject to the terms and conditions set forth herein, each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment. The funding of the Initial Term Loan on the Closing Date may be effectuated by conversion, exchange, roll-over, or other similar mechanism (as approved by the Administrative Agent in its sole discretion), of loans outstanding under the DIP Facility.

(b) Tranche B Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, each Tranche B Delayed Draw Term Lender severally, and not jointly, agrees to make Tranche B Delayed Draw Term Loans to the Borrower, on any Business Day during the Tranche B Delayed Draw Availability Period (such date on which any Tranche B Delayed Draw Term Loans are made, the “Tranche B Delayed Draw Funding Date”), in Dollars in a principal amount not to exceed its Tranche B Delayed Draw Term Loan Commitment.

(c) Tranche C Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, each Tranche C Delayed Draw Term Lender severally, and not jointly, agrees to make Tranche C Delayed Draw Term Loans to the Borrower, on any Business Day during the Tranche C Delayed Draw Availability Period (such date on which any Tranche C Delayed Draw Term Loans are made, the “Tranche C Delayed Draw Funding Date”) in Dollars in a principal amount not to exceed its Tranche C Delayed Draw Term Loan Commitment. Amounts paid or prepaid in respect of the Tranche C Delayed Draw Term Loans may not be reborrowed.

For the avoidance of doubt, any amount paid or prepaid in respect of any Initial Term Loan or Delayed Draw Term Loan may not be reborrowed.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Term Lenders ratably in accordance with their respective Commitments.

(b) [Reserved].

(c) Each Borrowing when made shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not, nor shall they be entitled to, request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

Section 2.03 Requests for Borrowings.

(a) Each Borrowing and each continuation of Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent, which may be given by a Borrowing Request or Interest Election Request, as the case may be (provided that notices in respect of Borrowings to be made in connection with any acquisition, investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such permitted Investment or permitted irrevocable repayment or redemption of Indebtedness). Each Borrowing Request or Interest Election Request shall be appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tiff”)) not later than 12:00 p.m. three (3) Business Days prior (or such later date as the Administrative Agent may agree in its reasonable discretion (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders)) to the requested date of any Borrowing of, continuation of any Loan.

(b) If no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of three (3) months’ duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the requested Borrowing no later than one (1) Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Term Lenders in an amount equal to such Lender’s respective Applicable Percentage for such Class of Loan. The Administrative Agent will make such Loans available to the Borrower by promptly wiring the amounts so received on the same Business Day, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed in writing by the Borrower; provided that, notwithstanding anything to the contrary contained herein, on the Closing Date, the proceeds of the Loans shall be directed in accordance with a funding authorization between the Borrower and the Administrative Agent on the Administrative Agent’s standard form.

(b) Unless the Administrative Agent has received notice from any Term Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make a corresponding amount available to the Borrower (but, for the avoidance of doubt, with no obligation to make such amount available to Borrower in the absence of Administrative Agent’s receipt of such Lender’s share of such Borrowing). In such event, if any Term Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders) in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and the obligation of the Borrower to repay the Administrative Agent the corresponding amount pursuant to this Section 2.04(b) shall cease. If the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Term Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower or any other Loan Party may have against any Term Lender as a result of any default by such Lender hereunder. Notwithstanding the foregoing, for the avoidance of doubt, the Administrative Agent solely in its capacity as administrative agent, shall not be considered a Lender and will not fund any amounts due hereunder or in connection herewith in such capacity.

Section 2.05 Interest Elections; Continuation.

(a) Each Borrowing shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods therefor, all as provided in this Section. The Initial Term Loans and any Delayed Draw Term Loans (and, if so, agreed pursuant to Section 2.12, any applicable Incremental Loan and Incremental Equivalent Debt) shall have the same terms for all purposes. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Term Lenders based upon their respective Applicable Percentages with respect to such Class of Loans, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.05, the Borrower shall deliver an Interest Election Request in accordance with the terms of Section 2.10(c).

(c) If any such Interest Election Request with respect to any Borrowing does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three (3) months’ duration.

(d) Promptly following receipt of each Interest Election Request with respect to any Borrowing, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to any Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to a Borrowing with an Interest Period of three (3) months.

Section 2.06 Termination and Reduction of Commitments. Unless previously terminated, (a) the Initial Term Loan Commitments shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (b) the applicable Delayed Draw Term Loan Commitments shall automatically terminate upon the earlier of (i) with respect to the applicable portion of the such Delayed Draw Term Loan Commitments representing the funding of any Delayed Draw Term Loans, the making of the applicable Delayed Draw Term Loans on a related Delayed Draw Funding Date and (ii) the related Delayed Draw Term Loan Termination Date.

Section 2.07 Repayment of Loans; Evidence of Debt; Amortization.

(a) The Borrower hereby unconditionally promises to repay to the Administrative Agent for the account of the Term Lenders holding Term Loans, on the last day of each Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2024 with respect to any Term Loan funded on or before such date), an amount equal to 0.25% of the original aggregate principal amount of the applicable Term Loans made on or prior to such date; provided, that the final principal repayment installment of all Term Loans shall be repaid on the Term Loan Maturity Date in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. Any prepayment of a Borrowing of any Class pursuant to Section 2.08 shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class to be made pursuant to this Section 2.07 as directed by the Borrower (and absent such direction in direct order of maturity); for the avoidance of doubt, with respect to any Delayed Draw Term Loan or any Incremental Loan, the Borrower shall repay such Delayed Draw Term Loans and/or Incremental Loans, in accordance with this Section 2.07(a), commencing on the last day of the Fiscal Quarter in which the applicable Delayed Draw Funding Date occurs or the date on which any Incremental Loan is funded, as applicable);

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Term Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.07(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Term Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that any Loan made by it, including any PIK Interest in respect thereof, be evidenced by a Promissory Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Promissory Note that is payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the Borrower upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Term Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower. The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Borrower shall survive the Termination Date.

Section 2.08 Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with Section 2.08(a)(ii), the Borrower shall have the right at any time and from time to time to prepay any Borrowing of Term Loans in whole or in part, subject to Section 2.09(c). Each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages with respect to the Class of Loans being prepaid.

(ii) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.08(a) in the form of a Prepayment Notice not later than 12:00 p.m. three (3) Business days before (or such later date as determined by the Administrative Agent in its reasonable discretion (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders) the day of prepayment. Each such Prepayment Notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount and Class of each Borrowing or portion thereof to be prepaid; provided that any Prepayment Notice delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such Prepayment Notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such Prepayment Notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing as provided in Section 2.02, or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000, in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid).

(b) Mandatory Prepayments.

(i) In the event that the Borrower or any of its Subsidiaries receives (A) Net Proceeds from (1) the issuance or incurrence of Indebtedness by the Borrower, or (2) any insurance policy on account of damage or destruction of any Collateral or Real Estate Assets or a taking or condemnation of any Collateral or Real Estate Assets (other than Dispositions that are permitted under this Agreement), or (B) cash received by or paid to or for the account of the Borrower or any other Loan Parties not in the ordinary course of business, including but not limited to tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments, the Borrower shall, promptly upon the receipt of such Net Proceeds (and in any event not later than two (2) Business Days thereafter) by the relevant Person, apply an amount equal to 100% of such Net Proceeds (or in the case of this clause (B), 100% of such cash) to prepay the outstanding principal amount of the Term Loans in accordance with Section 2.08(b)(iii) below; provided that, in respect of Sections 2.08(b)(i)(A)(2) and 2.08(b)(i)(B), the Borrower may reinvest such Net Proceeds in assets that are used or useful to the business of the Loan Parties to a legally binding contract to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Loan Parties and their Subsidiaries or to make other Investments permitted hereunder (excluding intercompany Investments in its Subsidiaries) by a date no later than 270 days after receipt of such Net Proceeds. In the event the Borrower elects to exercise its reinvestment rights in respect of Sections 2.08(b)(i)(A)(2) and 2.08(b)(i)(B), then promptly following the initial receipt of by any Loan Party or any of their Subsidiaries of Net Proceeds in respect thereof, the Borrower shall deliver a certificate signed by a Responsible Officer of the Borrower to the Administrative Agent verifying such reinvestment rights are being exercised in accordance with the terms and conditions set forth in this Agreement.

(ii) In the event that a Change of Control occurs, then the Borrower will, substantially simultaneously with the consummation of the transactions resulting in such Change of Control, prepay all outstanding principal of the Loans, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder. For the avoidance of doubt, all Commitments shall automatically be terminated upon the occurrence of such Change of Control.

(iii) Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.08(b), to decline all (but not a portion) of its Applicable Percentage with respect to such Class of Loans of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower. If any Term Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage with respect to such Class of Loans of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage with respect to such Class of Loans of the total amount of such mandatory prepayment of Loans.

(iv) All prepayments accepted under this Section 2.08(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans as directed by the Borrower, and each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages with respect to such Class of Loans being repaid.

(v) Prepayments made under this Section 2.08(b) shall be (A) accompanied by accrued interest as required by Section 2.10 and (B) shall be without premium or penalty other than as expressly set forth in this Agreement.

Section 2.09 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the Agent Fee Letter.

(b) All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent, for the benefit of the Administrative Agent and the Term Lenders, as applicable. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Agent Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(c) In the event that, in each case whether before or after an Event of Default or acceleration shall have occurred, (i) the Borrower makes an optional prepayment of any Loans pursuant to Section 2.08(a)(i); (ii) the Borrower prepays or refinances any Loans pursuant to Section 2.08(b); (iii) the Loans are accelerated (including any acceleration of the Term Loan Maturity Date) for any reason, including because of an Event of Default, by operation of law or otherwise; or (iv) the Obligations are satisfied (in whole or in part) or released by foreclosure (whether by power of judicial foreclosure or otherwise), deed in lieu of foreclosure or by any other means or the making of a redemption, repayment or distribution of any kind in any insolvency proceeding to the Lender in full or partial satisfaction of the Obligations (any of the foregoing, a “Prepayment Premium Event”), then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders a premium equal to the Prepayment Premium in respect of such Loans on the date of the Prepayment Premium Event. Each Prepayment Premium shall be fully earned and due and payable on the date of the relevant Prepayment Premium Event, as applicable.

(d) Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e) The Borrower shall pay to Administrative Agent a fee (the “Unused Commitment Fee”) for the account of each Lender in an amount equal to:

(i) the average daily balance of the Commitment of such Lender during the preceding calendar month,

(ii) multiplied by two percent (2.00%) per annum.

The total Unused Commitment Fee paid by the Borrower will be equal to the sum of all of the Unused Commitment Fees due to the Term Lenders, subject to Section 2.15. Such fee shall be payable in cash monthly in arrears on the last Business Day of each calendar month following the Closing Date. The Unused Commitment Fee provided in this Section 2.09(e) shall accrue at all times from and after the execution and delivery of this Agreement through the Latest Maturity Date.

Section 2.10 Interest and Acceptance Fees.

(a) [Reserved].

(b) The Loans shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the requirement of Section 2.14(a) that payments by the Borrower hereunder be made in immediately available funds (but subject to Section 2.10(d) and (e)), regularly scheduled payments of interest accrued on Loans may be paid (in whole but not in part) in kind at the rate specified under clause (b) of the definition of “Applicable Rate” (at the election of the Borrower, notified in writing to the Term Lenders and the Administrative Agent no later than fifteen (15) Business Days prior to the applicable Interest Payment Date, and specifying the amount so elected to be paid in kind; provided, that failure to provide such notice by the date fifteen (15) Business Days prior to the applicable Interest Payment Date shall be deemed to be an election to pay in kind the maximum amount permitted hereunder) by addition of such amount, on the applicable date of payment, to the outstanding principal amount of applicable Loans (allocable among the Term Lenders according to their ratable shares of the applicable Loans), and such capitalized interest (the “PIK Interest”) shall thenceforth be considered an amount of outstanding principal of the Loans, made by the Term Lenders, for all purposes hereof (and shall bear interest in accordance with this Section 2.10). The obligation of the Borrower to pay such PIK Interest so added shall be automatically evidenced by the Promissory Notes. For the avoidance of doubt, with respect to any period for which interest is paid as PIK Interest (including as a result of the Borrower’s failure to provide a notice of election as specified above), the Applicable Rate shall accrue as set forth in clause (b) thereof.

(d) Notwithstanding the foregoing, at any time when an Event of Default occurs and is continuing, all Initial Term Loans, Delayed Draw Term Loans and any other outstanding Obligations shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of principal or interest of any such Initial Term Loans or Delayed Draw Term Loans, 2.00% plus the rate otherwise applicable to the Term Loan as provided in this Section 2.10 or (ii) in the case of any other duly owed past due Obligation, 2.00% plus the rate applicable to the Term Loans as provided in Section 2.10(b).

(e) Accrued interest on the Initial Term Loans and any Delayed Draw Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and on the Maturity Date applicable to such Loan; provided that (i) interest accrued pursuant to Section 2.10(d) shall be payable in cash on demand and (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Term SOFR Rate shall be determined by the Administrative Agent (in consultation with the Required Lenders), and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 2.11 Alternate Rate of Interest.

If at least two (2) Business Days prior to the commencement of any Interest Period the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate for such Interest Period, then the Administrative Agent shall promptly give written notice thereof to the Borrower and the Term Lenders as promptly as practicable thereafter. Upon such notice by the Administrative Agent to the Borrower and the Term Lenders, any outstanding Borrowing shall be converted to accrue interest at the Alternate Base Rate at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in the above paragraph, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend the definition of “Term SOFR Reference Rate”, and other applicable provisions to preserve the original intent thereof in light of such change, to agree on an Alternate Base Rate.

Section 2.12 Incremental Credit Extensions.

(a) The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall as promptly as practicable deliver a copy to each of the Term Lenders) and in accordance with the provisions of this Section 2.12, request (i) one or more additional tranches of term loans (the “Incremental Term Loans”), which may be deemed to be Initial Term Loans, Tranche B Delayed Draw Term Loans, Tranche C Delayed Draw Term Loans (each a “Term Loan Increase”) or a separate Class of Term Loans (the commitments in respect of such Incremental Term Loans, whether or not constituting a Term Loan Increase, the “Incremental Term Loan Commitments”), (ii) (A) the establishment of one or more new revolving credit commitments (an “Incremental Revolving Commitment Tranche”), and/or (B) one or more increases in the amount of any previously established Class of Incremental Revolving Commitment (a “Revolving Commitment Increase”, together with any Incremental Revolving Commitment Tranche, the “Incremental Revolving Credit Commitments”) or (iii) Incremental Equivalent Debt. Such notice shall set forth (1) the amount of the Incremental Term Loan Commitments, the Incremental Revolving Credit Commitments or Incremental Equivalent Debt being requested and (2) the date on which such Incremental Term Loan Commitments, the Incremental Revolving Credit Commitments or Incremental Equivalent Debt are requested to become effective. For the avoidance of doubt, no Lender will be required to provide an Incremental Term Loan Commitment, Incremental Revolving Credit Commitment or Incremental Equivalent Debt. Following the effectiveness of any Incremental Loan, each request for a Borrowing of an Incremental Loan shall be in accordance with the terms of Section 2.03.

(b) The aggregate principal amount of the Incremental Term Loans (or, if applicable, Incremental Term Loan Commitments), when added to the aggregate principal amount of the Incremental Revolving Credit Commitments and any Incremental Equivalent Debt but excluding any PIK Interest on Incremental Loans or Incremental Equivalent Debt, shall not exceed the Available Incremental Amount at the time of incurrence or issuance thereof.

(c) The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation (including amendments to this Agreement) as the Administrative Agent shall reasonably request to evidence the Incremental Term Loan Commitment and/or the Incremental Revolving Credit Commitment of such Incremental Lender. Any Incremental Loan or

Incremental Equivalent Debt (i) may be unsecured or secured by the same Collateral securing Obligations, (ii) may be secured on a senior, pari passu or junior basis in right of payment to the Liens securing the Obligations and (iii) the other terms and conditions of such Incremental Loan or Incremental Equivalent Debt shall be reasonable; provided, that:

(i) the proposed terms of each such Incremental Loan or Incremental Equivalent Debt are offered in writing to each then-existing Lender on a pro rata basis based on such Lender’s Applicable Percentage of the Loans;

(ii) to the extent any then-existing Lender declines to provide such Incremental Loan or Incremental Equivalent Debt, or fails to fund or execute a commitment to provide such Incremental Loan or Incremental Equivalent Debt within sixty (60) days following receipt of a written offer in accordance with Section 2.12(a), the other Lenders may provide or commit to providing such Incremental Loan or Incremental Equivalent Debt on a non-pro rata basis; and

(iii) any Eligible Assignee that is not a then-existing Lender may provide or commit to providing such Incremental Loan or Incremental Equivalent Debt with the prior written consent of the Required Lenders.

(d) Any Incremental Term Loans not constituting a Term Loan Increase and any Incremental Revolving Credit Commitments not constituting a Revolving Commitment Increase shall be designated as a separate Class of Term Loans or Incremental Revolving Credit Commitments, as applicable, for all purposes of this Agreement. This Section 2.12 shall supersede any provisions in Section 2.08, Section 2.10, Section 2.14 or Section 9.02 to the contrary.

Section 2.13 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment (as determined in the good faith discretion of the applicable withholding agent), then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.13), each Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of its obligations pursuant to Section 2.13(a), the Borrower shall indemnify the Administrative Agent and each Lender within ten (10) days after receipt of demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender or withheld or deducted (or required to be withheld or deducted) from a payment to such Lender or Administrative Agent, as applicable (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13), and, in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted; provided that, if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable commercially efforts to cooperate with the Borrower to obtain a refund of such Taxes (which refund, when received, shall be repaid to the Borrower in accordance with Section 2.13(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. A certificate as to the amount of such payment or liability delivered to the Borrower by a Term Lender (with a copy to the Administrative Agent) or the Administrative Agent (on its own behalf or on behalf of a Term Lender) shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Excluded Taxes not described in clauses (i) or (ii) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Term Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Term Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender (which shall include the Administrative Agent for purposes of this Section 2.13(f)) that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as the Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Term Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(f)(ii)(A), (B) and (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any Successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.13(f).

(ii) Without limiting the generality of the foregoing:

(A) each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Term Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Term Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) two (2) executed copies of IRS Form W-8ECI;

(3) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed copies of a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code, and that no payments hereunder to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2, Exhibit E-3 or Exhibit E-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-3 on behalf of each such direct or indirect partner;

(C) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Term Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to any Term Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment; provided that solely for the purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent shall, and any successor to the Administrative Agent (a “Successor Administrative Agent”) that is not an “exempt recipient” (within the meaning of Treas. Reg. 1.6049-4(c)(1)(ii)) on or before the date such Successor Administrative Agent becomes a party to this Agreement shall, deliver to Borrower whichever of the following is applicable: (i) if such agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed copies of IRS Form W-9 certifying that such agent is exempt from U.S. federal backup withholding or (ii) if such agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed copies of IRS Form W-8ECI and (B) with respect to payments received on account of any Term Lender, two (2) executed copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that such agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, such agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

For the avoidance of doubt, if a Term Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s regarded owner and, as applicable, such Lender.

Notwithstanding anything to the contrary in this Section 2.13(f), no Recipient shall be required to provide any documentation that such Recipient is not legally eligible to deliver.

(g) If any party determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.13, it shall pay over such refund to the relevant indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.13 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, upon the request of such indemnified party, such indemnifying party agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(g), in no event will an indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent that the payment thereof would place such indemnified party in a less favorable net after-Tax position than the position that such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.13 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Term Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.14 Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by them hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13 or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Borrower, except that payments pursuant to Section 2.13 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each continuation of any Borrowing shall be allocated pro rata among the Term Lenders in accordance with their respective Applicable Percentages with respect to such Class of Loans. All payments (including any principal, accrued interest, fees or other obligations otherwise accruing or becoming due) hereunder shall be made in Dollars. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Any payment required to be made by the Administrative Agent hereunder, upon the receipt of all required funds by the participating Lenders, shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) All proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01, shall be applied, first, to the payment of all costs and expenses then due that have been incurred by any Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, in each case to the extent payable or reimbursable by the Loan Parties under the Loan Documents, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to any Agent (other than those covered in clause first above) from the Borrower constituting Obligations, third, on a pro rata basis in accordance with the amounts of the Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Obligations, and fourth, any remainder shall be for the account of the Borrower.

(c) If any Term Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender with Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Term Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Term Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Term Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.14(c) and will, in each case, notify the Term Lenders following any such purchases or repayments.

(d) Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Term Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (although the Administrative Agent is not obligated to do so and for the avoidance of doubt, the Administrative Agent is not a Term Lender and will not fund any amounts due hereunder or in connection herewith), in reliance upon such assumption, distribute to the applicable Lender the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Term Lender fails to make any payment required to be made by it pursuant to Section 2.04(a) or Section 2.14(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) The provisions of this Section 2.14 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender, or non-pro rata prepayments in accordance with Section 2.15.

Section 2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Term Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender.

(b) The Loans and the Commitments of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Tranche B Delayed Draw Term Lenders, the Required Tranche C Delayed Draw Term Lenders, the Required Incremental Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.08, Section 2.12, Section 2.13, Section 2.14 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, so long as no Default or Event of Default exists, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, as the Administrative Agent or the Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan was made or created, as applicable, at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.15(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Article 3

REPRESENTATIONS AND WARRANTIES

To the extent required pursuant to Section 4.01 or Section 4.02, as applicable, each of the Loan Parties hereby represents and warrants to the Term Lenders, on the Closing Date, and on each Delayed Draw Funding Date and on each Incremental Loan Closing Date, that:

Section 3.01 Organization; Powers. Each of the Loan Parties and each of their Subsidiaries (a) is (i) duly organized or incorporated, as applicable, and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01(c), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. Subject to the Perfection Requirements, the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws.

Section 3.03 Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect; and (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirement of Law applicable to such Loan Party which violation, in the case of this Section 3.03(b)(ii), could reasonably be expected to have a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Effect.

(a) After the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods, (x) except as otherwise expressly noted therein and (y) subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end adjustments.

(b) Since April 2, 2024, excluding the Chapter 11 Cases, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05 Properties.

(a) As of the Closing Date, no Loan Party owns any fee-owned Material Real Estate Asset.

(b) Each Loan Party and each of its Subsidiaries have good title to their Material Real Estate Assets and personal property and assets, in each case, except (i) for where failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) Permitted Liens.

(c) Each Loan Party and each of its Subsidiaries own or otherwise have a license or right to use all IP Rights reasonably necessary for use in the conduct of their respective businesses as presently conducted without, to the knowledge of the Borrower, any infringement, misappropriation or other violation of the IP Rights of third parties, except to the extent any such failure to own or license or have rights to use such IP Rights would not, or where such infringement, misappropriation or other violation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and to the knowledge of the Borrower, the Borrower and its Subsidiaries have not infringed, misappropriated or otherwise violated, and, to the knowledge of the Borrower, do not infringe, misappropriate or otherwise violate, any IP Rights of any third party, except to the extent such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that notwithstanding the foregoing, nothing related to the Sage IP Rights shall constitute a Material Adverse Effect.

Section 3.06 Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.07 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.08 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all U.S. federal, state and local income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all U.S. federal, state and local income and other material Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP (to the extent so required under GAAP).

Section 3.09 Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Perfection Requirements, and the provisions, limitations and/or exceptions set forth in this Agreement and the other relevant Loan Documents, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Collateral Documents, unless otherwise permitted hereunder or under any Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Obligations, in each case as and to the extent set forth therein.

Section 3.10 Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of Indebtedness and obligations on the Closing Date, in connection with this Agreement and the Transactions, (a) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of Holdings and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the assets (on a going concern basis) of Holdings and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of Holdings and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (c) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole; and (d) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.11 OFAC; USA PATRIOT Act and FCPA.

(a) (i) None of the Loan Parties or any of its Subsidiaries or any director, officer or, to the knowledge of Holdings or the Borrower, employee of any of the foregoing is, or is 50 percent or greater owned or controlled by any individual or entity that is, the target of any U.S. asset-blocking sanctions administered by the United States government, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (collectively, “Sanctions”); and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person that is the target of any Sanctions, or in any country or territory that is the target of any comprehensive Sanctions, except to the extent licensed or otherwise authorized or exempted under U.S. law.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

(c) None of the Loan Parties or any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent or employee of any of the Loan Parties or any Subsidiary, is in material violation of any applicable laws, rules or regulations of any jurisdiction relating to corruption or bribery applicable to such Loan Party or any Subsidiary including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) (collectively, the “Anti-Corruption Laws”), which the Loan Parties acknowledge prohibit, without limitation, making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or knowingly indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA, or any applicable anti-corruption Requirement of Law of any Governmental Authority. The Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any governmental official or employee, political party, official of a political party, candidate for public office or anyone else acting in an official capacity, in each case, in order to obtain, retain or direct business or obtain any improper advantage in violation of the FCPA or any other applicable anti-corruption Requirement of Law of any Governmental Authority.

Article 4

CONDITIONS

Section 4.01 Closing Date. The obligations of each Term Lender to provide Initial Term Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) fully executed versions of (A) this Agreement, (B) the Security Agreement, (C) the Loan Guarantee, (D) any Intellectual Property Security Agreements and (E) any Promissory Note requested by a Term Lender at least three (3) Business Days prior to the Closing Date which shall in each case be in form and substance satisfactory to the Required Lenders and (ii) at least one (1) Business Day prior to the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders), a Borrowing Request executed by the Borrower.

(b) Legal Opinions. The Agents (or their counsel) shall have received, on behalf of itself and the Term Lenders on the Closing Date, a customary written opinion of Sidley Austin LLP, in its capacity as special counsel to the Loan Parties, dated as of the Closing Date and addressed to the Agents and the Term Lenders on the Closing Date.

(c) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated as of the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon; (y) a true and correct copy of the by-laws or operating, management, partnership, shareholders’ or similar agreement of such Loan Party, to the extent applicable, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership, shareholders’ or similar agreement are in full force and effect; and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(d) Representations and Warranties. The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the Closing Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

(e) Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Closing Date pursuant to the Agent Fee Letter, (ii) each Lender shall have received its Applicable Percentage of the Upfront Fee and (iii) all other reasonable and documented out-of-pocket expenses required to be paid by the Loan Parties (including, without limitation, fees and expenses required to be paid under Section 9.03) for which invoices have been presented and agreed at least one (1) Business Days prior to the Closing Date or such later date to which the Borrower may agree have been paid.

(f) Prepackaged Plan; Take-Private Transaction; New Common Interests. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent and each Required Lender that (i) the Prepackaged Plan has been confirmed by the Bankruptcy Court, become a final order and become effective, (ii) the Take-Private Transaction has been consummated and (iii) the New Common Interests shall have been issued, in each case in accordance with the Restructuring Support Agreement.

(g) No Default. (i) No Default or Event of Default shall have occurred and be continuing or would immediately result from the making of the proposed Initial Term Loans or from the application of the proceeds thereof and (ii) no Default or Event of Default (each as defied under the DIP Facility) shall have occurred and be continuing under the DIP Facility.

(h) Closing Date Refinancing. The Closing Date Refinancing shall have been, or substantially concurrently with the funding of the Initial Term Loans shall be, consummated.

(i) Private Placement for Tranche C Commitment Equity. The Tranche C Delayed Draw Term Lenders shall have received their allocated shares of the Tranche C Commitment Equity substantially simultaneously with such issuance of the Tranche C Commitment Equity in accordance with the terms and conditions of the Prepackaged Plan.

(j) [Reserved].

(k) Pledged Stock and Pledged Notes. Subject to the last paragraph of this Section 4.01, the Collateral Agent (or its counsel) shall have received (i) the certificates representing any Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (ii) any Material Debt Instrument required to be pledged pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof.

(l) Filings Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statement or a filing in the U.S. Copyright Office or the U.S. Patent and Trademark Office) required by any Collateral Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(m) Officer’s Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower in form and substance satisfactory to the Required Lenders.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Required Lenders.

Section 4.02 Delayed Draw Funding Dates. The obligations of each Delayed Draw Term Lender to fund Delayed Draw Term Loans on any Delayed Draw Funding Date shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) Borrowing Request. The Administrative Agent shall have received, at least three (3) Business Days prior to such Delayed Draw Funding Date (or such later date as the Administrative Agent may agree in its reasonable discretion (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders)), a Borrowing Request executed by the Borrower, specifying the amount of the Delayed Draw Term Loans requested and such Delayed Draw Funding Date shall be on or prior to the applicable Delayed Draw Term Loan Termination Date.

(b) Representations and Warranties. The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such Delayed Draw Funding Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such representation and warranty shall be true and correct in all respects.

(c) No Default. No Default or Event of Default shall have occurred and be continuing or would immediately result from the making of the proposed Delayed Draw Term Loans or from the application of the proceeds thereof.

(d) Termination of Certain Commitments. (i) With respect to any request for a Tranche B Delayed Draw Term Loan, the Initial Term Loan Commitments shall have been fully drawn as of the proposed Tranche B Delayed Draw Funding Date, (ii) with respect to any request for Tranche C Delayed Draw Term Loans, the Tranche B Delayed Draw Term Loan Commitments shall have been fully drawn as of the proposed Tranche C Delayed Draw Funding Date, and (iii) with respect to any request for Incremental Loans, the Tranche C Delayed Draw Term Loan Commitments shall have been fully drawn as of the proposed Incremental Loan Closing Date.

(e) Fees. Prior to or substantially concurrently with the funding of any Delayed Draw Term Loans on any Delayed Draw Funding Date hereunder, all reasonable and documented out-of-pocket expenses required to be paid by the Loan Parties (including fee and expenses set forth in Section 9.03) for which invoices have been presented and agreed at least one (1) Business Days prior to such Delayed Draw Funding Date or such later date to which the Borrower may agree have been paid.

Article 5

AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in cash (such date, the “Termination Date”), each of the Loan Parties hereby covenants and agrees with the Term Lenders that:

Section 5.01 Financial Statements and Other Reports1. Holdings and/or the Borrower will deliver to the Administrative Agent for delivery to each Lender:

(a) as soon as reasonably practicable, but in any event not later than one hundred and twenty (120) days after the end of each fiscal year of Holdings, a copy of the unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related statements of operations and cash flows; and

(b) as soon as reasonably practicable, but in any event not later than sixty (60) days after the end of each fiscal quarter of Holdings, the unaudited consolidated balance sheet of Holdings and its Subsidiaries, and the related statements of operations and cash flows for such quarter.

Section 5.02 Existence. Except as otherwise permitted under Section 6.03, the Loan Parties will, and will cause each of their Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of each Loan Party, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that neither the Loan Parties nor any of their Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of Holdings and the Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders (taken as a whole).

[1]	Subject to changes to the Holdings LLCA.

Section 5.03 Maintenance of Properties. The Loan Parties will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of the Loan Parties and their Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Loan Parties will maintain or cause to be maintained, with insurers reasonably believed by the Loan Parties to be financially sound and reputable at the time such insurance was purchased, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (i) name the Collateral Agent on behalf of the Secured Parties as a lender loss payee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier and shall, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a lender loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the lender loss payee or additional insured thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 5.05 Maintenance of Book and Records. Holdings and the other Loan Parties shall, and shall cause their Subsidiaries to, maintain their books and records in accordance with Section 8.1(a) of the Holdings LLCA.

Section 5.06 Use of Proceeds. The Borrower shall use the proceeds of the Initial Term Loans (a) to consummate the Transactions, (b) to pay the Transaction Costs and (c) for general corporate and working capital purposes of the Loan Parties not inconsistent with the terms of this Agreement.

Section 5.07 Covenant to Guarantee Obligations and Provide Security.

(a) Upon the formation or acquisition after the Closing Date of any Subsidiary (other than any Excluded Subsidiary) or upon any Excluded Subsidiary ceasing to be an Excluded Subsidiary, within 60 days after the date of such formation, acquisition or cessation, the Borrower shall cause such Subsidiary to comply with the Collateral and Guarantee Requirements.

(b) Within sixty (60) days after the acquisition or leasing by any Loan Party that is a U.S. Subsidiary of any Material Real Estate Asset (other than any Excluded Asset) (or such longer period as the Administrative Agent may reasonably agree (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders)), the Borrower shall notify the Administrative Agent, and the Borrower will cause such Loan Party to take such actions as are required by the Real Estate Collateral Requirements, all at the expense of the Borrower; it being understood and agreed that with respect to any Material Real Estate Asset owned, leased or occupied by any Subsidiary at the time such Subsidiary is required to become a Loan Party under Section 5.07(a), such Material Real Estate Asset shall be deemed to have been acquired or leased by such Subsidiary on the first (1st) day of the time period within which such Subsidiary is required to become a Loan Party under Section 5.08(a).

(c) Within sixty (60) days following the closing date, the Borrower shall deliver to the Administrative Agent, on behalf of itself and the Term Lenders, a duly executed waiver related to the MDA Collateral.

(d) (i) as soon as practicable, and in any event within thirty (30) calendar days (or as otherwise extended by the Administrative Agent (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders)), following the Closing Date, the Borrower shall comply with the requirements of clause (h) of the Collateral and Guarantee Requirements with respect to each Deposit Account located in the United States set forth in Schedule 5.07(c); provided that, to the extent the Borrower or any other Loan Party forms or otherwise acquires a Deposit Account, then Borrower or such other Loan Party shall promptly, and in any event within ten (10) Business Days of such formation or acquisition provide to the Administrative Agent an updated Schedule 5.07(c) together with Control Agreements over such additional Deposit Accounts, in each case in form and substance reasonably acceptable to the Collateral Agent.

Section 5.08 Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.07 or any Loan Document and the Perfection Requirements (if applicable):

(a) the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), which the Administrative Agent or the Collateral Agent may reasonably request (at the direction of the Cantor Representative, or, if the Cantor Representative is no longer a Lender, the Required Lenders) and to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties (including but not limited to, compliance with the terms of the Real Estate Collateral Requirements).

(b) the Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation, perfection and priority of the Liens created or intended to be created under the Collateral Documents.

(c) The Administrative Agent (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders) may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particularly assets or the provision of any Loan Guarantee by any Subsidiary (in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time.

Section 5.09 Anti-Corruption Laws; Sanctions. Each Loan Party shall not, directly or, to the knowledge of such Loan Party, indirectly, (a) use any part of the proceeds of the Loans in violation of any applicable Anti-Corruption Law and Anti-Money Laundering Laws; (b) use any part of the proceeds of the Loans, or lend or contribute or otherwise make available such proceeds to any Person, to fund or finance any business or activities of, with or involving any Person that is the target of any Sanctions or in any country or territory, that is the target of any comprehensive Sanctions, except to the extent licensed or otherwise authorized or exempted under applicable law; (c) use any part of the proceeds of the Loans in any other manner that would constitute or cause a violation of Sanctions by any party hereto, including any Term Lender; or (d) repay any debt or obligation owed under this Agreement, in whole or in part, using any funds or moneys derived from transactions with any Person subject to Sanctions or in any country or territory that is the target of any comprehensive Sanctions.

Section 5.10 Compliance with the Holdings LLCA. Holdings will comply with Section 5.10(a) of the Holdings LLCA.

Article 6

NEGATIVE COVENANTS

Section 6.01 Indebtedness and Liens. After the Closing Date, the Loan Parties shall not, nor shall they permit any of their Subsidiaries to, incur Indebtedness, other than (i) Indebtedness and/or Liens of the Loan Parties and their Subsidiaries in existence as of the Closing Date (and any Permitted Refinancing in respect thereof), (ii) Indebtedness of the Loan Parties and their Subsidiaries under any Incremental Loans and any Incremental Equivalent Debt (provided that any Incremental Loans and any Incremental Equivalent Debt that are secured on a senior, pari passu, junior lien basis to the Obligations shall be subject to a customary intercreditor agreement reasonably acceptable to the Agents (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders)), (iii) ordinary course liabilities to the extent not constituting Indebtedness for borrowed money, (iv) intercompany Indebtedness between or among any Loan Parties and any of their Subsidiaries, (v) Indebtedness in respect of capitalized lease obligations, purchase money obligations and similar liabilities, in each case of any Loan Party and any of their Subsidiaries, (vi) Indebtedness arising out of any sale-leaseback transactions, (vii) seller notes and other deferred purchase price obligations, (viii) lines of credit and other Indebtedness incurred by any non-U.S. Subsidiaries in the ordinary course of business, (ix) unsecured Indebtedness and subordinated Indebtedness of the Loan Parties and their Subsidiaries; provided that any such Indebtedness incurred under this clause (ix) in principal amount in excess of $5,000,000 will not mature or have any amortization prior to the Latest Maturity Date without the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), and (x) any guarantees of, or attributable indebtedness in respect of, any of the foregoing clauses (i) through (ix).

Section 6.02 Restricted Payments. If an Event of Default has occurred and is continuing, the Loan Parties shall not, nor shall they permit any of their Subsidiaries to, pay or make, directly or indirectly, any non-pro-rata Restricted Payments to any Persons other than the Loan Parties, except that:

(a) each Loan Party and each Subsidiary may make any tax distributions required pursuant to Section 2.13 of the Holdings LLCA or such Loan Party’s or such Subsidiary’s limited liability company agreement, operating agreement, partnership agreement or bylaws, as applicable;

(b) each Loan Party and each Subsidiary may make any indemnification payments or reimbursements required pursuant to Section 5.3 or Section 7.2 of the Holdings LLCA or such Loan Party’s or such Subsidiary’s limited liability company agreement, operating agreement, partnership agreement or bylaws, as applicable; and

(c) each Loan Party and each Subsidiary may make any distributions to its members or shareholders required under the terms of the Holdings LLCA, any Joint Venture to which any Loan Party or any Subsidiary is a party, or such Loan Party’s or such Subsidiary’s limited liability company agreement, operating agreement, partnership agreement or bylaws, as applicable.

For the avoidance of doubt, at all times when an Event of Default has not occurred and is not continuing, the Loan Parties and their Subsidiaries shall be permitted to make any Restricted Payment and/or other distribution of cash or other assets at any time.

Section 6.03 Fundamental Changes. The Loan Parties shall not, nor shall they permit any of their Subsidiaries (other than any Excluded Subsidiary) to, merge, consolidate or amalgamate, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), except that any such Subsidiary may (1) be liquidated or dissolved, provided that the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, taken as a whole, and the Borrower or any Subsidiary receives any assets of the relevant dissolved or liquidated Subsidiary (2) be merged, consolidated or amalgamated with or into the Borrower or any other Subsidiary, and (3) be converted into another form of entity, so long as such conversion does not materially and adversely affect the value of the Loan guarantee or the Collateral, taken as a whole; provided that:

(a) in the case of any such merger, consolidation or amalgamation with or into the Borrower, the Borrower shall be the continuing or surviving Person; and

(b) otherwise, in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of a Subsidiary Guarantor.

Section 6.04 Transactions With Affiliates.

(a) The Loan Parties shall not enter into, amend or terminate any contract with any other Loan Party or any of its Affiliates (including any portfolio company thereof), on the one hand, and Holdings and any of its Subsidiaries, on the other hand, that is not on arm’s length terms, except (i) any Loan Party or any of its Subsidiaries may enter into services agreements providing services to Holdings and/or any of its Subsidiaries on economic terms that are at fully allocated cost plus ten percent (10%) or less and (i) for the Loans and any Incremental Equivalent Debt).

(b) Without the consent of the RXR Representative (for so long as the Applicable Percentage in the aggregate of the RXR Lenders is at least 25% in respect of all Loans), the Loan Parties and their Subsidiaries will not approve or consummate (i) the acquisition by Holdings or its Subsidiaries of a business owned by (whether via the purchase of stock or assets or via merger or other combination or reorganization transaction), or the entry by Holdings or its Subsidiaries into a Joint Venture with, in each case, any Member or any Affiliate of a Member or (ii) the sale of any assets owned by Holdings or any Subsidiary to any Member or any Affiliate of any Member.

Article 7

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan, premium (including, for the avoidance of doubt, any Prepayment Premium) or any fee or any other amount due hereunder within five (5) Business Days after the date due; or

(b) Cross Default. Failure by the Borrower or any of its Subsidiaries to pay when due, whether at stated maturity or otherwise, any principal of or interest on or any other amount payable in respect of one (1) or more items of Indebtedness (other than Indebtedness referred to in Section 6.01 or any intercompany Indebtedness) an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor and solely to the extent that the holders of such Indebtedness have accelerated such Indebtedness; or

(c) Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Article 6 and such failure continues for five (5) Business Days following the receipt of notice thereof from the Administrative Agent; or

(d) Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith being untrue in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within thirty (30) days after the earlier of (i) the date of receipt by the Borrower of written notice thereof from the Administrative Agent and (ii) knowledge of a Responsible Officer of the Borrower or any other Loan Party of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of any Loan Party or any of its Subsidiaries in an involuntary case under any Debtor Relief Law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state, provincial, territorial or local Requirement of Law; or

(ii) the commencement of an involuntary case against any Loan Party or any of its Subsidiaries under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian, monitor or other officer having similar powers over any Loan Party or any of its Subsidiaries, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party or any of its Subsidiaries for all or a substantial part of its property, which remains undismissed, unvacated, unbounded or unstayed pending appeal for sixty (60) consecutive days; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc.

(i) The consent, determination, approval, or agreement by any Loan Party or any of its Subsidiaries to seek relief under or commence voluntary cases under any Debtor Relief Law, the entry against any Loan Party or any of its Subsidiaries of an order for relief, the commencement by any Loan Party or any of its Subsidiaries of a voluntary case under any Debtor Relief Law, or the consent, determination, approval, or agreement by any Loan Party or any of its Subsidiaries to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent, determination, approval, or agreement by any Loan Party or any of its Subsidiaries to the appointment of or taking possession by a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian, monitor or other officer having similar powers for or in respect of itself or for all or a substantial part of its property;

(ii) the making by any Loan Party or any of its Subsidiaries of a general assignment for the benefit of creditors; or

(iii) the admission by any Loan Party or any of its Subsidiaries in writing of their inability to pay their respective debts as such debts become due;

(g) Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by self-insurance (if applicable), indemnification or by insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of sixty (60) days; or

(h) [Reserved]; or

(i) Guarantees, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof,

(i) any material Loan Guarantee for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof),

(ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent (upon receipt of written instructions from the Required Lenders) to file a UCC continuation statement or any equivalent financing statement or registration, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof); or

(iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, any Loan Party shall contest in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guarantee) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Term Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC continuation statement or equivalent financing statement or registration shall not result in an Event of Default under this clause (iii) or any other provision of any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(f) or (g)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, on one or more occasions, at the same or different times, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

provided that upon the occurrence of an event with respect to the Borrower described in Section 7.01(f) or (g), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and any other Obligations of the Borrower accrued or accruing hereunder, including any Prepayment Premium, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Term Lender. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or equivalent applicable Requirement of Law, as applicable.

Without limiting the generality of the foregoing in this Article 7, it is understood and agreed that if the Obligations are accelerated as a result of any Event of Default (including an acceleration upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States or other Debtor Relief Laws or upon the occurrence of an Event of Default pursuant to Sections 7.01(f) or (g)), the Prepayment Premium, shall also be due and payable on such date and such Prepayment Premium shall constitute part of the Obligations. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits and actual damages as a result thereof, the Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the applicable event giving rise thereto and the Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). THE BORROWER HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION OR OTHERWISE. The Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Term Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; (D) any such Loan Party shall not challenge or question, or support any other Person in challenging or questioning, the validity or enforceability of the Prepayment Premium or any similar or comparable prepayment fee, and such Loan Party shall be estopped from raising or relying on any judicial decision or ruling questioning the validity or enforceability of any prepayment fee similar or comparable to the Prepayment Premium; (E) the Prepayment Premium shall be deemed earned on the Closing Date and due and payable upon the applicable triggering event, and (F) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to the Term Lenders as herein described are individually and collectively a material inducement to the Term Lenders to provide the Initial Term Loans, any Delayed Draw Term Loans and any Delayed Draw Term Loan Commitments.

Article 8

THE AGENTS

Section 8.01 Administrative Agent and Collateral Agent.

(a) Each of the Term Lenders hereby, each, on behalf of itself and its applicable Affiliates irrevocably appoints Cantor Fitzgerald Securities (or any successor appointed pursuant hereto) as Collateral Agent and Cantor Fitzgerald Securities (or any successor appointed pursuant hereto) as Administrative Agent. Each of the Term Lenders hereby appoints each such Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender and authorizes each Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Unless otherwise specified herein, any consent, approval, determination, calculation or similar function either Agent is tasked with hereunder or under any other Loan Document, may be made by the applicable Agent upon consultation with and/or at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders.

(b) Unless such Person is in fact not a Term Lender, any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Term Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not an Agent hereunder. The Lenders acknowledge that, pursuant to such activities, each Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall not be under any obligation to provide such information to them.

(c) No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents and its duties shall be administrative in nature. Without limiting the generality of the foregoing,

(i) no Agent shall be subject to any fiduciary or other implied duty, regardless of whether any Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent, the Collateral Agent, the Agents or an Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties,

(ii) Notwithstanding anything else to the contrary herein or in the other Loan Documents, no Agent shall have any duty to take any discretionary action or refrain from acting or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Term Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02) it being understood that such Agent shall be fully protected in acting pursuant to such direction; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and

(iii) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(d) Neither any Agent nor any of such Agent’s Related Parties shall be liable to the Term Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the written request of the Required Lenders (or such other number or percentage of the Term Lenders as is necessary, or as the applicable Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein; provided that no action taken or not taken by any Agent at the direction of the Required Lenders (or such other number or percentage of the Term Lenders as is necessary under the relevant circumstances as provided in Section 9.02) shall be considered gross negligence or willful misconduct of such Agent. No Agent shall be required to use, risk, or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or any Term Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into:

(i) any statement, warranty or representation made in or in connection with any Loan Document,

(ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document,

(iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default,

(iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document,

(v) the creation, continuation, perfection or priority of any Lien on the Collateral or the existence, genuineness, value, validity or sufficiency of the Collateral whether impaired by operation of law or by reason of any action or omission to act on their respective part hereunder or under the Security Agreement or to assure that the Liens granted to the Collateral Agent pursuant to any Loan Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority,

(vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or

(vii) any property, book or record of any Loan Party or any Affiliate thereof.

(e) Each Lender agrees that, except with the written consent of the Administrative Agent (at the written direction of the Required Lenders), it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable Requirements of Law or otherwise to credit bid at any foreclosure sale,

UCC sale, any sale under section 363 of the Bankruptcy Code or any other similar Disposition of Collateral. Notwithstanding the foregoing, any Term Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under any Debtor Relief Law.

(f) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower, each Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guarantee; it being understood and agreed that all powers (including all foreclosure powers), rights and remedies hereunder may be exercised solely by the Administrative Agent (at the written direction of the Required Lenders) on behalf of the Secured Parties in accordance with the terms hereof, and all powers (including all foreclosure powers), rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent, as applicable, (in each case, at the written direction of the Required Lenders), and (ii) in the event of a foreclosure by the applicable Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent and/or the Collateral Agent, as applicable, as agent for and representative of the Secured Parties, shall be entitled (at the written direction of the Required Lenders), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the applicable Agent at such Disposition and (B) the Administrative Agent (or its agent) or any Term Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

(g) Each of the Term Lenders hereby irrevocably authorizes the Administrative Agent and/or the Collateral Agent, as applicable, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(i) consent to the use of cash collateral by the Borrower in the event the Borrower files for bankruptcy protection under Chapter 11 of the of the Bankruptcy Code;

(ii) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of any Debtor Relief Law, including Section 363 of the Bankruptcy Code;

(iii) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of any Debtor Relief Law, including Section 363 of the Bankruptcy Code;

(iv) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(v) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable Requirements of Law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; or

(vi) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party for purposes of any credit bid or purchase describe in the second preceding paragraph below;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent or the Collateral Agent pursuant to Section 8.01(g)(ii)-(iii) without its prior written consent.

Each Secured Party agrees that the Agents are under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase under Section 8.01(g)(ii)-(iii), the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, at the written direction of the Required Lenders, credit bid by any Agent on a ratable basis.

(h) With respect to any contingent or unliquidated claim that is an Obligation, the Administrative Agent or the Collateral Agent is hereby authorized, but is not required, to estimate the amount thereof (such estimate to be at the determination of the Administrative Agent or the Collateral Agent (at the direction of the Cantor Representative, or if the Cantor Representative is no longer a Lender, the Required Lenders), as applicable, for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Agents to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the relevant Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

(i) Each Secured Party whose Obligations are credit bid under Section 8.01(g)(ii)-(iii) is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (i) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (ii) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

(j) In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent and/or the Collateral Agent (irrespective of whether the principal of any Loan is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) at the direction of the Required Lenders, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Term Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Term Lenders and the Agents and their respective agents and counsel and all other amounts to the extent due to the Term Lenders under Section 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(k) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the relevant Agent(s) and, in the event that the Agents consent to the making of such payments directly to the Secured Parties, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of any Agent and its respective agents and counsel, and any other amount due to the Agents under Section 9.03.

(l) Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Term Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Term Lender or to authorize any Agent to vote in respect of the claim of any Term Lender in any such proceeding.

(m) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice (including any telephonic notice), request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon.

In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Term Lender, the relevant Agent may presume that such condition is satisfactory to such Lender unless such Agent has received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(n) Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents, employees or attorneys in fact appointed by it and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent, employee or attorney in fact and to the Related Parties of the Agents and any such sub-agent, employee or attorney in fact. No Agent shall be responsible for the supervision, negligence or misconduct of any sub agent or attorney in fact that it selects with due care (in the absence of its own gross negligence or willful misconduct by such Agent, as determined by the final judgment of a court of competent jurisdiction). Any such delegation made shall not preclude the subsequent exercise of those rights and powers by any Agent, any revocation of such delegation or any subsequent delegation of any such rights, powers, authorities, and discretions.

(o) Each Agent may resign at any time by giving thirty (30) days’ written notice to the Term Lenders and the Borrower; provided that if no successor Agent is appointed in accordance with the terms set forth below within such thirty (30)-day period, the relevant Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor Agent or (y) the date that is twenty (20) days after the last day of such thirty (30)-day period. If the resigning Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender (and for the avoidance of doubt, the Administrative Agent is not a Term Lender and will not fund any amounts due hereunder or in connection herewith), either the Required Lenders or the Borrower may, upon ten (10) days’ notice, remove such Agent; provided that if no successor Agent is appointed in accordance with the terms set forth below within such ten (10)-day period, such Agent’s removal shall nonetheless be effective on the date that is twenty (20) days after the last day of such ten (10)-day period. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Agent which shall be a commercial bank, trust company, financial institution or other Person reasonably acceptable to the Borrower with offices in the U.S.; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Borrower, Sections 7.01(f) or (g), no consent of the Borrower shall be required. If no successor has been appointed as provided above and accepted such appointment within ten (10) days after the retiring Agent gives notice of its resignation or such Agent receives notice of removal, then (a) in the case of a retirement, the retiring Agent may (but shall not be obligated to), on behalf of the Term Lenders, appoint a successor Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the

Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the retiring Agent notifies the Borrower and the Term Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Obligations, such retiring Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) except for any indemnity payments or other amounts owed to the Agents, all payments, communications and determinations required to be made by, to or through the Administrative Agent (if that is the retiring Agent) shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a Successor Administrative Agent, as provided above in this Section 8.01. Upon the acceptance of appointment as Agent hereunder as a successor Agent, the successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity or other payments owed to the retiring Agent), and the retiring or removed Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.12). The fees payable by the Borrower to any successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Agent. After an Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Agent (including for this purpose holding any collateral security following the retirement or removal of the Collateral Agent).

(p) Each Lender acknowledges that it has, independently and without reliance upon the any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Each Lender acknowledges that no Agent, nor any Related Party thereof, has made any representation or warranty to it, and that no act by any Agent or any Related Party thereof shall be deemed to constitute any representation or warranty by an Agent or such Related Party to any Term Lender as to any matter, including whether such Agent or the

Related Parties thereof have disclosed material information in their possession. Except for notices, reports and other documents expressly required to be furnished to the Term Lenders by the Administrative Agent herein, the Administrative Agent (or any other Agent) shall not have any duty or responsibility to provide any Term Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent or any of its Related Parties.

(q) Subject to the provisions of Section 9.02(b)(B), each Secured Party irrevocably authorizes and instructs each Agent, where applicable, to, and such Agent upon such Agent’s receipt of confirmatory written instruction from the Required Lenders shall:

(i) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon the occurrence of the Termination Date, (B) that is sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (C) that does not constitute (or ceases to constitute) Collateral, (D) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guarantee otherwise in accordance with the Loan Documents, or (E) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;

(ii) subject to Section 9.23, release Holdings or any Subsidiary Guarantor from its Loan Guarantee (x) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary and/or (y) upon the occurrence of the Termination Date;

(iii) subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement (other than any Lien on the Capital Stock of the Borrower or any Subsidiary Guarantor); and

(iv) enter into subordination, intercreditor, collateral trust and/or similar agreements, in each case, reasonably acceptable to the Required Lenders, with respect to Indebtedness that is (x) required or permitted to be subordinated hereunder and/or (y) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement.

(r) Upon the request of any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guarantee or its Lien on any Collateral pursuant to this Section 8.01. In each case specified in this Section 8.01, the applicable Agent will (and each Lender hereby authorizes such Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 8.01.

(s) Notwithstanding anything to the contrary contained herein, no Agent shall have any responsibility to the Secured Parties for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith nor shall the Collateral Agent be responsible or liable to the Term Lenders for any failure to monitor or maintain any portion of the Collateral. IT BEING UNDERSTOOD AND AGREED THAT IN RESPECT OF THE LOAN OR ANY LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT RELATED THERETO, NO AGENT SHALL HAVE ANY DUTY OR LIABILITY WHATSOEVER WITH RESPECT TO ANY LOAN OR THE LOAN DOCUMENTS TO ANY PERSON IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE JUDGMENT. Notwithstanding anything contained in the Loan Documents or otherwise to the contrary, no Agent shall have any duty to (i) unless instructed in writing to do so by the Required Lenders, file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Loan Documents; provided that the Required Lenders agree to promptly provide the Collateral Agent with such instructions to the extent necessary to create, perfect or maintain any Lien or security interest created under the Loan Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral; or (iii) take any action to protect against any diminution in value of the Collateral.

(t) Each Agent is authorized to enter into any intercreditor, subordination, collateral trust or similar agreement reasonably acceptable to it and contemplated hereby with respect to any Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that any Additional Agreement is binding upon them. Each Secured Party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) authorizes and instructs each Agent to enter into and/or any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

(u) To the extent that an Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrower in accordance with and to the extent required by Section 9.03(b), the Term Lenders will reimburse and indemnify such Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(v) Notwithstanding anything to the contrary contained in this Agreement or in any Loan Document:

(i) Neither any of the Agents nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Loan Parties, or any of their directors, members, officers, agents, affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties. The Agents may assume performance by all such Persons of their respective obligations. No Agent shall have any enforcement or notification obligations relating to breaches or representations or warranties of any other Person.

(ii) No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(iii) No Agent shall have any obligation to file or record any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (x) unless instructed in writing to do so by the Required Lenders, create, perfect or validate any security interest granted to such Agent pursuant to any Loan Document; provided that the Required Lenders agree to promptly provide the Administrative Agent with such instructions to the extent necessary to create, perfect or maintain any Lien or security interest created under the Loan Documents or (y) enable such Agent to exercise and enforce its rights under any Loan Document. In addition, no Agent shall have any responsibility or liability (A) in connection with the acts or omissions of any Person in respect of the foregoing or (B) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

(iv) Whenever reference is made in this Agreement or any other Loan Document to any discretionary action by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by an Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by such Agent (except for such Agent’s ability to enter into any amendment to the Agent Fee Letter or any other Loan Document to which it is a party when such amendment affects the rights and obligations of such Agent, each of which shall be made such Agent’s sole discretion), it is understood that in all cases that such Agent shall not have any duty to act, and shall be fully justified in failing or refusing to take any such action, if it has not received written instruction, advice or concurrence from the Required Lenders in respect of such action.

(v) No Agent shall be liable for any loss, including any loss of principal or interest, or for any breakage fees or penalties in connection with the purchase or liquidation of any investment made in accordance with the terms of the Loan Documents; so long as such loss did not result from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Section 8.02 Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Term Lender under this Section 8.02 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Term Lender under this Section 8.02 shall be conclusive, absent manifest error.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Term Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case of this clause (y), to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such erroneous Payment. In addition, the Administrative Agent shall have the right, without prior notice to any Term Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Payment for which a demand has been made in accordance with this Section and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d) Each party’s obligations under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Term Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Article 9

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i) if to any Loan Party, to such Loan Party in the care of the Borrower at:

View Operations, LLC

6280 America Center Drive, Suite 200, San Jose, CA 95002

Attention: Bill Krause, Chief Legal Officer and Secretary

Telephone: (408) 263-9200

Email: bill.krause@view.com

with a copy to (which shall not constitute notice to any Loan Party):

Sidley Austin LLP

787 7th Ave, New York

NY 10019

Attention: Steven R. Rutkovsky; Daniel M. Philion

Telephone: 212 839 5948; 212 839 5596

Email: srutkovsky@sidley.com; dphilion@sidley.com

(ii) if to the Administrative Agent or Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 9.01; and

(iii) if to any Term Lender, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 9.01.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Term Lenders hereunder may be delivered or furnished by electronic communications (including e-mail) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself and each Lender.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent (or any other Agent) or any Term Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof except as provided herein or in any Loan Document, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Term Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Term Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to this Section 9.02(b)(A) and (B) and Section 9.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (or the Administrative Agent with the consent of the Required Lenders if required hereunder) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders if required hereunder (which such writing and the applicable consents thereto may be provided by email); provided that, notwithstanding the foregoing:

(A) the consent of each Lender directly and adversely affected thereby shall be required for any waiver, amendment or modification that:

(1) increases the Commitment of such Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2) reduces the principal amount of any Loan owed to such Lender;

(3) (x) extends the scheduled final maturity of any Loan or (y) postpones any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder;

(4) reduces the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrower to pay interest to such Lender at the default rate of interest under Section 2.10(c), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender;

(5) extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Term Lender; and

(6) waives, amends or modifies the provisions of Sections 2.14(b) or 2.14(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted as provided in this Section 9.02);

(7) changes or modifies any provision that would authorize the incurrence of additional Indebtedness (other than the Loans and any Incremental Equivalent Debt) that would be issued under this Agreement solely for the purpose of influencing any voting threshold in a manner that is material and adverse to any Lender, in each case, without the prior written consent of each Lender directly and adversely affected thereby;

(B) no such agreement shall:

(1) change any of the provisions of Section 9.02(a) or Section 9.02(b), the definition of “Required Lenders” or the definition of “Defaulting Lender”, to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender;

(2) change the definition of “Available Incremental Amount” without the prior written consent of each Lender;

(3) release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 8.01) without the prior written consent of each Lender;

(4) release all or substantially all of the value of the Guarantees under the Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 8.01 and Section 9.22), without the prior written consent of each Lender;

(5) modify any provision of this Agreement or any other Loan Document with the effect of altering the ratable sharing of payments or the allocation of proceeds waterfall, without the prior written consent of each Lender; or

(6) other than in connection with any Incremental Loan or Incremental Equivalent Debt incurred in accordance with Section 2.12, any change that, directly or indirectly, subordinates (1) the Liens securing the Loans or the Guarantees to the Liens securing any other Indebtedness or obligations or (2) the contractual right of payment on the Loans or the Guarantees to any other Indebtedness or obligations, in each case, requires the prior written consent of each Lender, unless offered to all Lenders on a pro rata basis on the same terms (including all economics, other than backstop fees);

(C) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary, any waiver relating to any provision of Sections 6.02, 6.03 and 8.01(e)-(j) shall, for so long as the Cantor Representative’s Applicable Percentage in the aggregate is greater than 0% with respect to all Loans, require only the consent of the Cantor Representative and the Borrower.

(c) Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and the Administrative Agent and/or the Collateral Agent (acting at the direction of the Required Lenders) may, without the input or consent of any Term Lender (other than the Required Lenders), amend, supplement and/or waive any guarantee, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guarantee, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents;

(ii) the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to (1) effect the provisions of Sections 5.08, or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, as reasonably determined by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower;

(iii) if the Required Lenders and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly;

(iv) the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower may amend, restate, amend and restate or otherwise modify any Additional Agreement as provided therein;

(v) the Administrative Agent may (acting at the direction of the Required Lenders) amend the Commitment Schedule to reflect Commitment reductions or terminations pursuant to Section 2.06;

(vi) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.15(b) (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Term Lender, except as expressly provided in Section 2.15(b));

(vii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Term Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Term Lenders prior to such inclusion;

(viii) only the consent of the Required Tranche B Delayed Draw Term Lenders will be required for any amendment of or waiver of any conditions precedent to the extension of credit (or deemed extension of credit) of a Tranche B Delayed Draw Term Loan;

(ix) only the consent of the Required Tranche C Delayed Draw Term Lenders will be required for any amendment of or waiver of any conditions precedent to the extension of credit (or deemed extension of credit) of a Tranche C Delayed Draw Term Loan; and

(x) only the consent of the Required Incremental Lenders with respect to an Incremental Loan will be required for any amendment of or waiver of any conditions precedent to the extension of credit (or deemed extension of credit) of an Incremental Loan.

Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendment.

Section 9.03 Expenses; Indemnity.

(a) The Borrower shall pay

(i) all reasonable and documented out-of-pocket expenses (provided, for the avoidance of doubt, that such out-of-pocket expenses may refer to those documented expenses payable to third parties that are unpaid), incurred by each

Lender, the Agents and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (i) Troutman Pepper Hamilton Sanders LLP, as counsel to the Agents and their Affiliates, taken as a whole, (ii) Sidley Austin LLP and Gibson, Dunn & Crutcher LLP if reasonably necessary, of one local counsel in any relevant jurisdiction to the Term Lenders and their Affiliates (as applicable) , taken as a whole in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, except as otherwise provided in a separate writing among the Borrower, the Term Lenders and/or the Agents; and

(ii) all reasonable and documented out-of-pocket expenses incurred by the Agents or the Term Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (i) Troutman Pepper Hamilton Sanders LLP, as counsel to the Agents and their Affiliates, taken as a whole, (ii) (x) Sidley Austin LLP and, if necessary, of one local counsel in any relevant jurisdiction to the Term Lenders and their Affiliates, taken as a whole, (iii) (x) Gibson, Dunn & Crutcher LLP and, if necessary, of one local counsel in any relevant jurisdiction to the Term Lenders and their Affiliates, taken as a whole and (y) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to the Term Lenders and their Affiliates similarly affected, taken as a whole and (B) one additional local counsel to the Term Lenders and their Affiliates similarly affected, taken as a whole, in any relevant jurisdiction) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made hereunder.

Except to the extent required to be paid on the Closing Date, all amounts due under this Section 9.03(a) shall be payable by the Borrower within thirty (30) days of receipt by the Borrower of an invoice setting forth such expenses, as agreed by the applicable party incurring such amount, in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b) The Borrower shall indemnify the Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees (for avoidance of doubt, such out-of-pocket expenses may refer to those documented expenses payable to third parties that are unpaid), disbursements and other charges of (w) Troutman Pepper Hamilton Sanders LLP, as counsel to the Agents and their Affiliates, taken as a whole, (x) Sidley Austin LLP and, if reasonably necessary, of one local counsel in any relevant jurisdiction to the Agents and their Affiliates, taken as a whole, (y) Gibson, Dunn & Crutcher LLP and if reasonably necessary, of one local counsel in any relevant jurisdiction to the Term Lenders and their

Affiliates, taken as a whole, and (z) solely in the case of an actual or potential conflict of interest, (A) one additional counsel to all similarly affected Indemnitees, taken as a whole, and (B) one additional local counsel to all similarly affected Indemnitees, taken as a whole, in each relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of:

(i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents,

(ii) the use of the proceeds of the Loans or any Letters of Credit,

(iii) any actual or alleged Release of Hazardous Materials on, at, in, under, to or from any property currently or, to the extent caused by the Borrower or any of its Subsidiaries, formerly owned, leased or operated by the Borrower, any of its Subsidiaries or any other Loan Party or any Environmental Liability related to the Borrower, any of its Subsidiaries or any other Loan Party and/or

(iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by or against a third party, the Borrower, any other Loan Party or any of their respective Affiliates);

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability:

(i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, and provided further, that such indemnity shall not, as to any Indemnitee who is also a Term Lender (a “Lender Indemnitee”) be available to the extent such judgment finds that any such loss, claim, damage, or liability is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from such Lender Indemnitee’s material breach of the Loan Documents or

(ii) arises out of any claim, litigation, investigation or proceeding brought by such Lender Indemnitee against another Lender Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against any Agent, acting in its capacity as an Agent) that does not involve any act or omission of the Borrower or any of its Subsidiaries.

Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 9.03 to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof as determined by a final and non-appealable judgment of a court of competent jurisdiction. All amounts due under this Section 9.03(b) shall be payable by the Borrower within ten (10) days (x) after receipt by the Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04 Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction expressly permitted under the Holdings LLCA (including Section 5.10 thereof), the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Required Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign, participate or otherwise transfer its rights or obligations hereunder except as permitted or required in accordance with Section 2.14 or Section 2.15, or with the prior written consent of each Required Lender (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns (to the extent provided in this Section 9.05), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Term Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.13, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Agent Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrower and the Agents and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tiff” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Lender to or for the credit or the account of any Loan Party against any of and all the Obligations held by the Administrative Agent or such Lender, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender shall promptly notify the Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or the Administrative Agent may have.

Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM), OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.10(b). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d) TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Confidentiality.

Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed

(a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) and/or funding and financing sources on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph,

(b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) except with respect to any audit or examination conducted by bank regulatory authorities, use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment),

(c) upon the demand or request of any regulatory or Governmental Authority (including any self-regulatory body or the National Association of Insurance Commissioners) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment),

(d) to any other party to this Agreement,

(e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section or as otherwise reasonably acceptable to Holdings, the Borrower and the Administrative Agent but in no event less restrictive as those set forth in this Section) in accordance with market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to

(i) any Eligible Assignee of, or any prospective Eligible Assignee of any Commitments or the Loans under this Agreement, and

(ii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction or similar derivative instrument to which any Loan Party is a party,

(f) with the prior written consent of the Borrower,

(g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives or to the extent any such information,

(h) is received by such Person from a third party that is not to such Person’s knowledge, after reasonable investigation, subject to confidentiality obligations owing the Borrower or any of its respective Affiliates or Related Parties or

(i) was already in such Person’s possession (except to the extent received in a manner that would be restricted by this paragraph) or is independently developed by such Person based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph.

For purposes of this Section, “Confidential Information” means all information relating to the Loan Parties and/or any of their Subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent or any Term Lender, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to the Loan Parties and/or any of their Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or Lender on a non-confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries.

Section 9.14 No Fiduciary Duty. Each of the Agents, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent and the Term Lenders, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between any Agent and the Term Lenders, on the one hand, and the Loan Parties and their respective Affiliates, on the other, and (ii) in connection therewith and with the process leading thereto, (x) none of the Agents or any Term Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Agent or any such Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. To the fullest extent permitted by applicable Requirements of Law, each Loan Party waives any claim that it may have against any Term Lender with respect to any breach or alleged breach of fiduciary duty arising solely by virtue of this Agreement. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party further agrees that none of the Agents or any Term Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and the Agents and the Term Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates.

Section 9.15 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16 Several Obligations. The respective obligations of the Term Lenders hereunder are several and not joint and the failure of any Term Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.17 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and 1026), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network.

Section 9.18 Disclosure of Agent Conflicts. Each Loan Party and each Lender hereby acknowledge and agree that any Agent and/or an Affiliate thereof from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.19 Appointment for Perfection. Each Lender hereby appoints the Collateral Agent as its agent for the purpose of perfecting Liens for the benefit of the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Term Lender obtains possession of any Collateral, such Lender shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender.

Section 9.21 [Reserved].

Section 9.22 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 9.23 Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guarantee shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Subsidiary and/or (ii) upon the occurrence of the Termination Date; provided that (1) no such Guarantor may be released from its Obligations solely as a result of becoming a non-wholly-owned Subsidiary, unless such Guarantor becomes a non-wholly-owned Subsidiary solely as a result of a transaction permitted under this Agreement with a Person that is not an Affiliate of Holdings (other than to the extent such Person becomes a non-Affiliate of Holdings as a result of such transaction) and entered into for a bona fide business purpose, (2) no Subsidiary Guarantor shall be automatically released from its obligations hereunder in connection with the transfer of such Subsidiary Guarantor’s Capital Stock to any Affiliate of the Borrower in connection with a non-bona fide transaction the purpose of which was to cause such entity to cease to be a Subsidiary Guarantor, (3) at the time of any release pursuant to this Section, no Event of Default has occurred and is continuing or would result therefrom, and (4) a Responsible Officer of a Loan Party certifies to the Administrative Agent compliance with preceding clauses (1) through (3). In connection with any such release, each of the Administrative Agent and the Collateral Agent shall promptly execute and delivery to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section shall be without recourse to or warranty by the Agents (other than as to each Agent’s authority to execute and delivery such documents).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VIEW TOPCO, LLC, as Holdings

By:
Name:
Title:

VIEW OPERATIONS, LLC, as Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement – View Exit Facility – May 2024]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANTOR FITZGERALD SECURITIES, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Credit Agreement – View Exit Facility – May 2024]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RXR FP INVESTOR LP, as a Term Lender

By:
Name:
Title:

RXR FP INVESTOR II LP, as a Term Lender

By:
Name:
Title:

RXR FP INVESTOR III LP, as a Term Lender

By:
Name:
Title:

RXR FP INVESTOR IV LP, as a Term Lender

By:
Name:
Title:

[RXR FP GP LLC], as a the RXR Representative

By:
Name:
Title:

[Signature Page to Credit Agreement – View Exit Facility – May 2024]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANTOR FITZGERALD SECURITIES, as a Term Lender

By:
Name:
Title:

[Signature Page to Credit Agreement – View Exit Facility – May 2024]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ANSON EAST MASTER FUND LP, as a Term Lender

By:
Name:
Title:

ANSON INVESTMENTS MASTER FUND LP, as a Term Lender

By:
Name:
Title:

ANSON NORTH STAR TACTICAL EQUITY FUND LP, as a Term Lender

By:
Name:
Title:

ANSON OPPORTUNITIES MASTER FUND LP, as a Term Lender

By:
Name:
Title:

[Signature Page to Credit Agreement – View Exit Facility – May 2024]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FUTURE SOLUTION INVESTMENTS, LLC, as a Term Lender

By:
Name:
Title:

[Signature Page to Credit Agreement – View Exit Facility – May 2024]